                                                                     EXHIBIT (b)



                                CREDIT AGREEMENT


                           DATED AS OF JULY 22, 1997

                                     AMONG

                           MONTEREY RESOURCES, INC.,

                           THE BANKS SIGNATORY HERETO

                            THE CHASE MANHATTAN BANK

                            AS ADMINISTRATIVE AGENT

                                      AND

                           UNION BANK OF SWITZERLAND

                                 AS CO-ARRANGER

                               TABLE OF CONTENTS


Section 1.              Definitions and Accounting Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
            1.1.        Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
            1.2.        Accounting Terms and Determinations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
            1.3.        Types of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

Section 2.              Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
            2.1.        Loans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
            2.2.        Letters of Credit.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
            2.3         Borrowing Base and Available Borrowing Base . . . . . . . . . . . . . . . . . . . . . . . . .  30
            2.4         Borrowing Base Deficiencies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
            2.5.        Terminations, Reductions and Changes of Commitments . . . . . . . . . . . . . . . . . . . . .  31
            2.6.        Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
            2.7.        Affiliates; Lending Offices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
            2.8.        Several Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
            2.9.        Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
            2.10.       Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

Section 3.              Borrowings and Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            3.1.        Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            3.2.        Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

Section 4.              Payments of Principal and Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
            4.1.        Repayment of Loans and Reimbursement Obligations  . . . . . . . . . . . . . . . . . . . . . .  34
            4.2.        Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
            4.3.        Selection of Interest Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

Section 5.              Payments; Pro Rata Treatment; Computations, Etc.  . . . . . . . . . . . . . . . . . . . . . .  35
            5.1.        Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
            5.2.        Pro Rata Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
            5.3.        Computations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
            5.4.        Minimum and Maximum Amounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
            5.5.        Certain Actions, Notices, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
            5.6.        Non-Receipt of Funds by the Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
            5.7.        Sharing of Payments, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

Section 6.              Yield Protection and Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
            6.1.        Additional Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
            6.2.        Limitation on Types of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
            6.3.        Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

            6.4.        Substitute Alternate Base Rate Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
            6.5.        Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
            6.6.        Additional Costs in Respect of Letters of Credit  . . . . . . . . . . . . . . . . . . . . . .  43
            6.7.        Capital Adequacy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

Section 7.              Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
            7.1.        Initial Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
            7.2.        All Loans and Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
            7.3.        Conversions into and Continuations of Eurodollar Loans  . . . . . . . . . . . . . . . . . . .  49

Section 8.              Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
            8.1.        Corporate Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
            8.2.        Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
            8.3.        Litigation; Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
            8.4.        No Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
            8.5.        Necessary Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
            8.6.        Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
            8.7.        Regulations G, T, U and X . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
            8.8.        ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
            8.9.        Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
            8.10.       Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
            8.11.       Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
            8.12.       Public Utility Holding Company Act; Federal Power Act . . . . . . . . . . . . . . . . . . . .  52
            8.13.       Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
            8.14.       Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

Section 9.              Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
            9.1.        Financial Statements and Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
            9.2.        Inspection of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
            9.3.        Compliance with Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
            9.4.        Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
            9.5.        Maintenance of Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
            9.6.        Restricted Payments and Restricted Investments  . . . . . . . . . . . . . . . . . . . . . . .  59
            9.7.        Lien and Other Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
            9.8.        Issuance of Stock by Restricted Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . .  67
            9.9.        Consolidated Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
            9.10.       Interest Coverage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
            9.11.       Total Debt and Special Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
            9.12.       Covenants in Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68

Section 10.             Defaults. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
            10.1.       Events of Default.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68

Section 11.             The Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
            11.1.       Appointment, Powers and Immunities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
            11.2.       Reliance by Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
            11.3.       Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
            11.4.       Rights as a Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
            11.5.       INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
            11.6.       Non-Reliance on the Agent and Other Banks . . . . . . . . . . . . . . . . . . . . . . . . . .  74
            11.7.       Failure to Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
            11.8.       Resignation or Removal of the Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
            11.9.       WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75

Section 12.             Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
            12.1.       Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
            12.2.       Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
            12.3.       Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
            12.4.       INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
            12.5.       Amendments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
            12.6.       Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
            12.7.       Survival; Termination; Reinstatement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
            12.8.       Limitation of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
            12.9.       Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
            12.10.      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
            12.11.      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  . . . . . . . . . . . . . .  82
            12.12.      Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
            12.13.      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
            12.14.      Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
            12.15.      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
            12.16.      Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
            12.17.      Existing Credit Facility Terminated . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85


Pricing Schedule


Exhibits:

A - Form of Note
B - Form of Request for Extension of Credit
C - Form of Assignment Agreement
D - Form of Application
E - Form of Rate Designation Notice

Schedules:

I     -  Restricted and Unrestricted Subsidiaries
II    -  Liens and Funded Debt
III   -  Opinion of Andrews & Kurth L.L.P.
IV    -  Opinion of Terry L. Anderson
V     -  Subordination Provisions
VI    -  Jurisdictions for which Certificates are to be Provided
VII   -  Opinion of Andrews & Kurth L.L.P. as to Choice of Law Matters
VIII  -  Existing Letters of Credit

                                CREDIT AGREEMENT


         This Credit Agreement (as amended, modified, supplemented or restated from time to time, this "Agreement") dated as of July ____, 1997, is by and among MONTEREY RESOURCES, INC. (the "Company"), a Delaware corporation; each of the financial institutions which is or may from time to time become a party hereto (individually a "Bank" and collectively the "Banks"); and THE CHASE MANHATTAN BANK ("Chase"), a New York banking corporation, as Administrative Agent for the Banks (in such capacity, together with any other Person who becomes the Agent pursuant to Section 11.8, the "Agent") and UNION BANK OF SWITZERLAND, as Co-Arranger (in such capacity, the "Co-Arranger").

Agreements.

         The parties agree as follows:

         Section 1.       Definitions and Accounting Matters.

         1.1. Certain Defined Terms. As used in this Agreement or the other Credit Documents, the following terms shall have the following meanings:

         "Acquisition" shall mean the transaction by which the Company becomes the owner of more than 50% of the outstanding capital stock of McFarland.

         "Additional Costs" shall have the meaning ascribed to such term in
Section 6.1.

         "Adjusted EBITDA" shall mean, for any period, EBITDA for such period minus the aggregate of all Restricted Payments made by the Company and the Restricted Subsidiaries in such period.

         "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person; and with respect to an individual, "Affiliate" shall also mean any individual related to such individual by blood or marriage. As used in this definition, "controls", "controlled by" and "under common control with" shall mean the possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

         "Agent" shall have the meaning ascribed to such term in the introduction.

         "Aggregate Commitment" shall mean the total of all Commitments of all Banks.

         "Agreement" shall have the meaning ascribed to such term in the introduction.

         "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next higher 1/100%) equal to the greater of (a) the Prime Rate in effect on such day or (b) the Fed Funds Rate in effect for such day plus 1/2%. Any change in the Alternate Base Rate due to a change in the Fed Funds Rate or the Prime Rate shall be effective on the effective date of such change in the Fed Funds Rate or the Prime Rate. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Fed Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Alternate Base Rate shall be the Prime Rate until the circumstances giving rise to such inability no longer exist.

         "Alternate Base Rate Loans" shall mean Loans which bear interest at a rate based upon the Alternate Base Rate.

         "Applicable Environmental Laws" shall mean all applicable environmental or pollution-control Legal Requirements governing, without limitation, wastewater effluent, solid and hazardous waste or substances, and air emissions, together with any applicable requirements for conducting, on a timely basis, reporting, record-keeping, periodic tests and monitoring for contamination of ground water, surface water, air and land and for biological toxicity of the aforesaid, including, without limitation, the Resource Conservation and Recovery Act of 1976, The Comprehensive Environmental Response, Compensation and Liability Act of 1980 (as amended by the Superfund Amendments and Reauthorization Act), the Emergency Planning and Community Right-to-Know Act, the Toxic Substances Control Act, the Solid Waste Disposal Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Clean Air Act, the Clean Water Act, the Oil Pollution Act, and the Federal Insecticide, Fungicide and Rodenticide Act, in each case as amended from time to time.

         "Applicable Lending Office" shall mean, for each Bank and for each Type of Loan, the lending office of such Bank (or of an Affiliate of such Bank) designated for such Type of Loan below its name on the signature pages hereof or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to the Agent and the Company as the office by which its Loans of such Type are to be made and/or issued and maintained.

         "Applicable Margin" shall mean (a) on any day during any Margin Period, with respect to any Eurodollar Loan, the percent per annum determined for each day during such Margin Period according to the Pricing Schedule and being based on the ratio of (i) Total Debt of the Company and the Restricted Subsidiaries to (ii) EBITDA Including McFarland; (b) on any day during any Margin Period, with respect to any Letter of Credit, the percent per annum determined for each day during such Margin Period according to the Pricing Schedule; and (c) if no Margin Period is in effect, the rates set forth for Eurodollar Loans and Letter of Credit Fees in Level V of the Pricing Schedule, plus, in each case, if applicable, any additional interest at rates determined from time to time according to Section 4.3(b).

         "Application" shall mean an application for a letter of credit substantially in the form of Exhibit D.

         "Approved Subordinated Debt" shall mean any unsecured Funded Debt (a) of the type described in clause (x) of the definition of "Total Debt" in this
Section 1.1, or (b)(i) having a final maturity not earlier than July 16, 2002 and a weighted average life to maturity (determined in accordance with generally accepted financial practice) of at least six and one half years from the date of issuance thereof, (ii) subject to terms (including covenants and events of default) no more restrictive with respect to the issuer thereof (as determined by the Agent in its sole discretion) than the terms of this Agreement, and (iii) which is made subordinate and junior to the Obligations by the express terms of the instruments evidencing the same, or pursuant to which the same is issued, on the terms set forth in Schedule V or on terms substantially similar, in the view of the Agent, to such terms.

         "Asset Sale of Petroleum Properties" shall mean any transfer, sale or other disposition (including pursuant to any consolidation or merger) by the Company or any Restricted Subsidiary in any single transaction or series of transactions of (a) shares of capital stock or other ownership interests of a Restricted Subsidiary which owns Petroleum Properties or (b) any Petroleum Properties; provided, however, that the term "Asset Sale of Petroleum Properties" shall not include (i) a transfer, sale or other disposition of Hydrocarbons in the ordinary course of the oil and gas production or marketing operations conducted by the Company and the Restricted Subsidiaries; (ii) any transfer, sale or other disposition effected in connection with the Other Transactions; or (iii) the transfer, sale or other disposition of any capital stock or Petroleum Properties by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or by a Restricted Subsidiary to a Restricted Subsidiary.

         "Assignment Agreement" shall mean an Assignment and Acceptance Agreement substantially in the form of Exhibit C.

         "Attributable Debt" shall mean the lesser of (a) the fair market value of the assets sold pursuant to any Sale and Leaseback Transaction (which determination shall be based upon a written opinion (the cost of which shall be borne exclusively by the Company) as to valuation from an independent valuation expert selected by the Company) or (b) the present value (discounted according to GAAP at the interest rate implicit in the lease) of the obligations of the lessee for rental payments during the term of any lease constituting a part of such Sale and Leaseback Transaction; provided, that no Attributable Debt will be assigned to a Sale and Leaseback Transaction of the type described in
Section 9.7(e)(2).

         "Available Borrowing Base" shall mean, at any time, the lesser of (a) the Aggregate Commitment at such time (whether used or unused) and (b) the Borrowing Base at such time minus Other Liabilities at such time.

         "Banks" shall have the meaning ascribed to such term in the introduction.

         "Board" shall mean the Board of Governors of the Federal Reserve System of the United States or any entity succeeding to all or part of its functions.

         "Borrowing Base" shall mean, as of the most recent determination pursuant to this Agreement and continuing until the next determination of a Borrowing Base in accordance with this Agreement, the amount of Debt which the Agent (with the consent of the Required Banks) shall determine in its sole discretion (using its normal and customary oil and gas lending practices) can be supported by the proved producing and proved non-producing oil and gas reserves of the Company and the Restricted Subsidiaries, based on the Most Recent Engineering Report.

         "Borrowing Base Deficiency" shall mean at any time the amount, if any, by which the sum of (a) the aggregate outstanding principal balance of the Notes at such time plus (b) the aggregate Letter of Credit Liabilities at such time shall exceed the Available Borrowing Base then in effect.

         "Business Day" shall mean any day other than a day on which commercial banks are authorized or required to close in New York, New York, and where such term is used in the definition of "Quarterly Date" or, if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or an Interest Period for, a Eurodollar Loan or a notice by the Company with respect to any such borrowing, payment, prepayment or Interest Period, which is also a day on which dealings in Dollar deposits are carried out in the relevant Eurodollar interbank market.

         "Business Entity" shall mean a corporation, partnership, limited partnership, limited liability company, joint stock association, business trust or other separate business entity.

         "Capital Gains" shall mean gains (net of expenses and income taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets).

         "Capitalized Lease Obligation" shall mean any rental obligation which, under GAAP, is or will be required to be capitalized on the books of the Company or any Restricted Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with GAAP.

         "Change of Control" shall mean any change so that any Person (or any Persons acting together which would constitute a Group), together with any Affiliates or Related Persons thereof, other than Permitted Holders, shall at any time either (1) Beneficially Own more than 50% of the aggregate voting power of all classes of Voting Stock of the Company or (2) succeed in having sufficient of its or their nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director remaining on the Board of Directors of the Company after such election who is an Affiliate or Related Person of such Person or Group, shall constitute a majority of the Board of Directors of the Company; provided, however, that the Spin- Off shall not constitute a Change of Control. As used herein (a) "Beneficially Own" shall mean beneficially own as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision thereto; (b) "Group" shall mean a "group" for purposes of
Section 13(d) of the Exchange Act; (c) "Related Person" of any Person shall mean any other Person owning (1) 5% or more of the outstanding common stock of such Person or (2) 5% or more of the Voting Stock of such Person, and (d) "Voting Stock" of any Person shall mean capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

         "Chase" shall have the meaning ascribed to such term in the introduction.

         "Co-Arranger" shall have the meaning ascribed to such term in the introduction.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, together with all publicly available written regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service or any entity succeeding to all or part of its functions.

         "Commencement Date" shall have the meaning ascribed to such term in
Section 9.6.

         "Combined Group" shall mean the Company and the Restricted
Subsidiaries.

         "Commitment" shall mean, as to any Bank, the obligation, if any, of such Bank to extend credit to the Company in the form of Loans and Letter of Credit Liabilities in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite such Bank's name on the signature pages hereof under the caption "Commitment" or in its Assignment Agreement (as the same may be reduced from time to time or terminated pursuant to Section 2.5 or modified pursuant to Section 12.6).

         "Commitment Fee" shall have the meaning ascribed to such term in
Section 2.6.

         "Commitment Percentage" shall mean, as to any Bank at any time, the percentage equivalent of a fraction, the numerator of which is such Bank's Commitment at such time and the denominator of which is the Aggregate Commitment at such time.

         "Company" shall have the meaning ascribed to such term in the introduction.

         "Company Report" shall mean one or more reports, in form satisfactory to the Agent and the Required Banks, prepared by petroleum engineers employed by the Company or its Subsidiaries, which shall evaluate (i) properties constituting at least 85% of the present value of the producing and non-producing proved oil and gas reserves of the Company and the Restricted Subsidiaries evaluated in the Most Recent Engineering Report and (ii) any other properties as to which the Company has conducted successful exploration activities subsequent to the Most Recent Engineering Report, in each case effective as of the immediately preceding July 1. Each Company Report shall set forth production, drilling and acquisition information and other information reasonably requested by the Agent and shall be based upon updated economic assumptions reasonably acceptable to the Agent.

         "Consolidated Net Earnings" shall mean consolidated gross revenues (including Capital Gains) of the Company and the Restricted Subsidiaries less all operating and non-operating expenses of the Company and the Restricted Subsidiaries including all charges of a proper character (including current and deferred taxes on income, provision for taxes on unremitted foreign earnings which are included in gross revenues, and current additions to reserves), but not including in gross revenues any gains resulting from write-up of assets, any equity of the Company or any Restricted Subsidiary in the unremitted earnings of any Person which is not a Restricted Subsidiary, any earnings of any Person acquired by the Company or any Restricted Subsidiary through purchase, merger or consolidation or otherwise for any year prior to the year of acquisition, or any deferred credit representing the excess of equity in any Restricted Subsidiary at the date of acquisition over the cost of the investment in such Restricted Subsidiary; all determined in accordance with GAAP.

         "Consolidated Net Earnings Available for Restricted Payments and Restricted Investments" shall have the meaning ascribed to such term in Section 9.6.

         "Consolidated Net Tangible Assets" shall mean (a) for any calculation as of the fiscal quarter ending September 30, 1996, $404,300,000 and (b) for all other determinations, the aggregate net tangible assets of the Company and the Restricted Subsidiaries, determined as follows:

         (a) The aggregate gross book value of all the assets of the Company and the Restricted Subsidiaries, both real and personal, shall be computed, excluding, however, the following items:

                 (1) all franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expense, unamortized debt discount and expense, and all other assets which under GAAP are deemed intangible;

                 (2) any reacquired shares or reacquired Debt of the Company or the Restricted Subsidiaries;

                 (3) any write-up of assets made by SFER, any Subsidiary of SFER, the Company or any Restricted Subsidiary of the Company after December 31, 1989;

                 (4) 50% of the value of all assets of the Company and the Restricted Subsidiaries which are located outside the United States of America and Canada and not freely returnable to the United States of America or Canada, including any notes or accounts receivable from any debtor having any substantial part of its business, operations or properties located outside the United States of America and Canada, except notes or accounts receivable from such a debtor which arose in the ordinary course of business of the Company or any Restricted Subsidiary, as the case may be, to which such notes or accounts receivable are payable and which otherwise constitute current assets, but only to the extent of an amount of dollars readily realizable from such notes or accounts receivable by liquidation either directly or through a currency freely convertible into dollars; and

                 (5) all Restricted Investments of the Company and the Restricted Subsidiaries.

         (b) From the gross book value of the tangible assets of the Company and the Restricted Subsidiaries, determined as provided in the preceding clause (a), there shall be deducted the following items:

                 (1) all reserves for depreciation, depletion, obsolescence and amortization of the assets of the Company and the Restricted Subsidiaries (other than assets excluded as provided in the preceding clause
(a)), all proper reserves (other than reserves for deferred taxes and general contingency reserves and other reserves representing mere appropriations of surplus) which in accordance with GAAP should be set aside in connection with the business conducted by them;

                 (2) all Current Debt of the Company and the Restricted Subsidiaries; and

                 (3) all other liabilities of the Company and the Restricted Subsidiaries, including the reduction in equity attributable to minority interests but excluding deferred taxes, Funded Debt of the Company and the Restricted Subsidiaries, capital shares, surplus and general contingency reserves and other reserves representing mere appropriations of surplus.

         (c) In the determination of Consolidated Net Tangible Assets, while the Note Agreement shall be in effect, no amount shall be included therein on account of any excess cost of acquisition of shares of any Restricted Subsidiary over the net book value of the assets of such Restricted Subsidiary attributable to such shares at the date of such acquisition or on account of any excess of the net book value of the assets of any Restricted Subsidiary attributable to any shares of such Restricted Subsidiary at the date of acquisition of such shares over the cost of acquisition of such shares.

         "Consolidated Net Worth" shall mean, at any date, the consolidated stockholders' equity of the Company and the Restricted Subsidiaries, all determined in accordance with GAAP, minus (to the extent included in the calculation of consolidated shareholders' equity) the aggregate amount of Investments in Unrestricted Subsidiaries (all determined in accordance with the last sentence of the definition of "Investment" and GAAP).

         "Continuation" shall have the meaning ascribed to such term in Section 4.3.

         "Conversion" shall have the meaning ascribed to such term in Section
4.3.

         "Cover" for Letter of Credit Liabilities shall be effected by paying to the Agent immediately available funds in the amount of such Letter of Credit Liabilities, such amount to be held by the Agent (and invested by the Agent in Liquid Investments if and as directed from time to time by Company, subject to the Company's payment of Chase's usual and customary fees and charges) until such time as such Letter of Credit Liabilities expire according to their terms or become Letter of Credit Advances. In the event such Letter of Credit Liabilities become Letter of Credit Advances, the Agent may at any time use such funds to repay such Letter of Credit Advances. To the extent not so used, such funds shall be returned to the Company upon the termination of this Agreement in accordance with Section 12.7(b).

         "Credit Documents" shall mean this Agreement, the Notes, all Applications, all Letters of Credit and all instruments, certificates and agreements now or hereafter executed or delivered to the Agent or any Bank pursuant to any of the foregoing.

         "Current Debt" shall mean any obligation for borrowed money (and any notes payable and drafts accepted representing obligations for borrowed money) payable on demand or within a period of one year from the date of the creation thereof and any Guaranty with respect to Current Debt (of the kind otherwise described in this definition) of another Person; provided that any obligation shall be treated as Funded Debt, regardless of the preceding provisions of this definition, if such obligation is renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such obligation, or may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or of any such agreement; provided, further, that Current Debt shall not include any obligation of a Restricted Subsidiary owing to the Company or one or more other Restricted Subsidiaries.

         "Date of Closing" shall mean November 19, 1996.

         "Debt" shall mean Funded Debt and/or Current Debt, as the case may be.

         "Default" shall mean an Event of Default or an event, circumstance or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default; provided that a Borrowing Base Deficiency shall not be a Default unless and until the Company shall fail timely to comply with Section 2.4 with respect thereto.

         "EBITDA" shall mean for any period Consolidated Net Earnings for such period (calculated, for purposes of this definition only, without taking into account extraordinary items under GAAP or capital gains or capital losses), plus the aggregate amounts deducted in determining Consolidated Net Earnings in respect of (a) all provisions for any federal, state or other income taxes made by the

Company and the Restricted Subsidiaries during such period; (b) Fixed Charges of the Company and the Restricted Subsidiaries during such period; (c) depreciation, depletion and amortization charges of the Company and the Restricted Subsidiaries for such period, and (d) all other non-cash charges of the Company and the Restricted Subsidiaries for such period, all determined in accordance with GAAP; provided, however, that EBITDA shall mean, for any calculation, $37,400,000, $33,800,000, $42,700,000 and $38,200,000 for the
fiscal quarters ended June 30, 1996, September 30, 1996, December 31, 1996, and March 31, 1997, respectively; provided further, that should a Restricted Subsidiary ever be designated as an Unrestricted Subsidiary, all amounts attributable to such Subsidiary shall be disregarded in computing EBITDA for all prior and future periods (unless and until such Subsidiary is again designated as a Restricted Subsidiary).

         "EBITDA Including McFarland" shall mean Adjusted EBITDA; provided, however, that in computing such Adjusted EBITDA for purposes of this definition only, the numbers $37,400,000, $33,800,000, $42,700,000 and $38,200,000 in the
definition of "EBITDA" shall (subject to the final proviso in the definition of "EBITDA") be changed to $41,400,000, $37,300,000, $45,800,000 and $42,200,000,
respectively, and EBITDA Including McFarland for the fiscal quarter ended June 30, 1997, shall be EBITDA of the Company and the Restricted Subsidiaries (determined in accordance with the definition of "EBITDA", including the last proviso thereof) for such quarter plus EBITDA of McFarland (determined in accordance with the definition of "EBITDA", including the last proviso thereof, except that McFarland shall be substituted for the Company and the Restricted Subsidiaries in such definition and in all components of such definition) for such quarter.

         "Eligible Assignee" shall mean (a) a commercial bank organized or licensed under the laws of the United States of America, or a state thereof, and having total assets in excess of $1,000,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, is licensed to maintain an office in California or is licensed or authorized to maintain a state or federal branch or agency in any state of the United States and having total assets in excess of $1,000,000,000; provided that such bank is acting through a branch or agency located in the country in which it is organized or another country that also is a member of the OECD, and (c) a finance company, insurance company or other financial institution, acceptable to the Agent and the Company, which is regularly engaged in making, purchasing or investing in loans, is exempted from the restrictions of Section 1 of Article XV of the California Constitution relating to the interest rates on loans, and has total assets in excess of $1,000,000,000.

         "Environmental Claim" shall mean any claim, demand, action, cause of action, suit, judgment, Governmental or private investigation or proceeding relating to remediation or compliance with Applicable Environmental Laws, or any proceeding or lien, whether threatened, sought, brought or imposed, that seeks to recover costs, damages, punitive damages, expenses, fines, criminal liability, judgments, response costs, investigative and monitoring costs, abatement costs, attorney's fees, expert's fees or consultant's fees, or seeks to impose liability regarding the Company or any of its Subsidiaries, or any of their sites or properties for violations of Applicable

Environmental Laws or for pollution, contamination, investigation, preservation, protection, remediation or clean up of the air, surface water, ground water, soil or wetlands, or otherwise in relation to the use, storage, generation, release, handling or disposal of materials and substances that are regulated by or subject to Applicable Environmental Laws.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute, and all rules, regulations and interpretations by the Internal Revenue Service or the Department of Labor, or any entity succeeding to all or part of their respective functions.

         "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which is a member of a group of which the Company is a member and which is under common control with the Company within the meaning of the regulations under Section 414 of the Code.

         "Eurodollar Loans" shall mean Loans which bear interest at a rate based on a rate referred to in the definition of "Eurodollar Rate".

         "Eurodollar Rate" shall mean, for any Interest Period for any Eurodollar Loan, (a) the interest rate per annum shown on page 3750 of the Dow Jones Markets screen (or any successor or substitute page) as the composite offered rate for London interbank deposits with a period equal to the Interest Period for such Eurodollar Loan, as shown under the heading "USD", at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, (ii) if the rate specified in clause (a) of this definition does not appear, an interest rate per annum based on the rates at which Dollar deposits with a period equal to such Interest Period are displayed on page "LIBO" of the Reuters Monitor Money Rates Service (or any successor or substitute page) for the purpose of displaying London interbank offered rates of major banks at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, it being understood that if two or more rates appear on such page, the rate will be the arithmetic average of such displayed rates and if fewer than two such rates are displayed, this clause (b) of this definition shall not be applicable, and (c) if the rate specified in clause (a) does not appear and if clause (b) of this definition is not applicable, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100%) determined by the Agent based upon rates quoted at approximately 11:00 a.m. (local time in the relevant Eurodollar interbank market) (or as soon thereafter as practicable) on the day two Business Days prior to the first day of such Interest Period for the offering by Chase (or the Bank that is the Agent at the time of such determination) to leading dealers in such Eurodollar interbank market selected by Chase or such Bank of Dollar deposits for delivery on the first day of such Interest Period, in immediately available funds and having a term comparable to such Interest Period and in an amount comparable to the principal amount of the respective Eurodollar Loan to which such Interest Period relates. Each determination of the Eurodollar Rate shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

         "Event of Default" shall have the meaning assigned to such term in
Section 10.

         "Existing Credit Facility" shall mean the Credit Agreement dated as of November 13, 1996, by and among the Company, The Chase Manhattan Bank as the Agent, and the financial institutions from time to time party thereto, as amended to the date hereof.

         "Existing Letters of Credit" shall mean the letters of credit described on Schedule VIII.

         "FDIC" shall mean the Federal Deposit Insurance Corporation or any entity succeeding to any or all of its functions.

         "Fed Funds Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) on the succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

         "Financial Statement Delivery Date" shall mean the date on which the quarterly or annual financial statements of the Company are delivered pursuant to Section 9.1(a) or Section 9.1(b), as the case may be.

         "Fixed Charges" shall mean (without duplication) for any period the sum of interest expense in respect of all Total Debt of the Person for which the determination is made, including imputed interest expense in respect of Capitalized Lease Obligations; provided, however, that Fixed Charges of the Combined Group shall mean, for any calculation, $5,300,000 for each of the fiscal quarters ended June 30, 1996 and September 30, 1996, $4,900,000 for the fiscal quarter ended December 31, 1996; provided further, that should a Restricted Subsidiary ever be designated as an Unrestricted Subsidiary, all amounts attributable to such Subsidiary shall be disregarded in computing Fixed Charges for all prior and future periods (unless and until such Subsidiary is again designated as a Restricted Subsidiary).

         "Funded Debt" shall mean and include, without duplication, any obligation (including the current maturities thereof)

         (a)     payable more than one year from the date of creation thereof
(1) for borrowed money; (2) evidenced by bonds, debentures, notes or reimbursement obligations in respect of letters of credit or other similar instruments (other than letters of credit and surety bonds relating to trade obligations incurred in the ordinary course of business and includable, under GAAP, in current liabilities on a balance sheet or in the notes relating thereto); (3) for the payment of the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (4) constituting Capitalized Lease Obligations; (5) in respect of production payments, proceeds production payments or similar financing arrangements; (6) which is, under GAAP, shown on a balance sheet (after giving effect, in the case of the balance sheet of the Company or a Restricted Subsidiary, to the eliminating entries, if any, for the Unrestricted Subsidiaries as a group) as long-term debt (excluding provisions for deferred income taxes, unfunded pension obligations, unfunded liabilities for other post-employment benefits and other reserves or provisions to the extent that such reserves or provisions do not constitute an obligation), or (7) for any item described in any of the foregoing clauses (1) through (6) which is secured by any Lien on property owned by the Company or any Restricted Subsidiary, whether or not the obligations secured thereby shall have been assumed by the Company or such Restricted Subsidiary; or

         (b) payable more than one year from the date of creation thereof, which under GAAP is shown on the balance sheet as a long-term liability (excluding provisions for deferred income taxes, unfunded pension obligations, unfunded liabilities for other post-employment benefits and other reserves or provisions to the extent that such reserves or provisions do not constitute an obligation); or

         (c) constituting a Guaranty with respect to Funded Debt (of the kind otherwise described in clause (a) or (b) of this definition) of another Person, including any obligation by the Company or a Restricted Subsidiary for Funded Debt of any other Person, regardless of the percentage of equity interest owned therein by the Company or a Restricted Subsidiary, by virtue of its capacity as a general partner of such other Person;

provided, however, that Funded Debt shall not include (a) any obligation of the Company owing to a wholly-owned Restricted Subsidiary which is subordinated to the Obligations upon the terms set forth on Schedule V, or (b) any obligation of a Restricted Subsidiary owing to the Company or one or more other Restricted Subsidiaries.

         "GAAP" shall mean, as to a particular Person, such accounting practice as, in the opinion of the independent accountants of recognized national standing regularly retained by such Person and acceptable to the Agent, conforms at the time to generally accepted accounting principles, consistent with those applied in the preparation of the financial statements referred to in Section 8.2(a) as at December 31, 1996 and for the period then ended, together with changes with which the Company's independent auditors concur and which are noted in the financial statements provided pursuant to Section 9.1(b).

         "Governmental Authority" shall mean any sovereign governmental authority, the United States of America, any State of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative, having jurisdiction over the Company, any of the Company's Subsidiaries, any of their respective property, the Agent or any Bank.

         "Guaranty" shall mean and include, without limitation, any obligation of the Company or a Restricted Subsidiary

         (a) constituting a guaranty, endorsement (other than an endorsement of a negotiable instrument for collection in the ordinary course of business) or other contingent liability (whether direct or indirect) in connection with the obligations, stock or dividends of any Person (other than the Company or a Restricted Subsidiary);

         (b) payable under any contract (other than the Spin-Off Tax Indemnification Agreement and any other tax indemnification or tax sharing agreement) providing for the making of loans, advances or capital contributions to any Person (other than the Company or a Restricted Subsidiary), or for the purchase of any property from any Person, in each case in order primarily to enable such Person to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses;

         (c) payable under any contract for the purchase of materials, supplies or other property or services (other than any natural gas transportation contract or any electrical, water supply, steam purchase, natural gas purchase or other utility supply contract) if such contract (or any related document) requires that payment for such materials, supplies or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered; provided that the exceptions contained in this clause (c) shall not apply to any contract for the purchase or transportation of natural gas where payment is required regardless of whether the delivery of such natural gas is ever made or tendered, unless at the time such contract is entered into the aggregate of such payments under such contract and all such existing contracts would not exceed $20,000,000 in any calendar year based on existing rates and automatic escalations in such rates under such contracts.

         (d) payable under any contract to rent or lease (as lessee) any real or personal property (other than any oil and gas leases) if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor; or

         (e) payable under any other contract which, in economic effect, is substantially equivalent to a guarantee for any payment or performance of an obligation of a Person other than the Company or a Restricted Subsidiary.

         "Highest Lawful Rate" shall mean, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or state law permits the higher interest rate, stated as a rate per annum.

         "Hydrocarbons" shall mean crude oil, condensate, natural gas, natural gas liquids and associated substances.

         "Indemnified Person" shall mean the Agent (including the Agent in its capacity as the Issuer), Chase, each of the Banks, each Affiliate of any such Person, and their respective directors, officers, employees, agents and counsel.

         "Independent Engineering Report" shall mean a report prepared by an Independent Petroleum Engineer which sets forth the gross and net volume of Hydrocarbons projected to be produced from the Petroleum Properties, the Net Proceeds of Production and the present net worth of the Net Proceeds of Production, using assumptions provided by the Agent and the Required Banks (through the Agent), in each case by calendar year, for the remaining economic life of the Petroleum Properties. Each Independent Engineering Report shall also contain a list of Petroleum Properties of the members of the Combined Group and shall identify which of the Petroleum Properties covered thereby are "proved developed producing", "proved developed non-producing" and "proved undeveloped" (as defined in the "Definitions for Oil and Gas Reserves" as published by the Society of Petroleum Engineers). Each such report shall be prepared in accordance with established criteria generally accepted in the oil and gas industry and standards customarily used by independent petroleum engineers well regarded in the industry in making reserve determinations or appraisals, and shall be based on such assumptions, estimates and projections as are fully disclosed in such Independent Engineering Report.

         "Independent Petroleum Engineer" shall mean Ryder Scott Company Petroleum Engineers or another independent petroleum engineer retained by the Company acceptable to the Required Banks.

         "Ineligible Subsidiary" shall mean each Subsidiary of SFER other than
(a) the Company, (b) any wholly-owned Restricted Subsidiary of the Company and
(c) any other Restricted Subsidiary of the Company as long as no portion of the equity interest in such Restricted Subsidiary is owned by SFER or any Affiliate of SFER (except the Company or a wholly- owned Restricted Subsidiary of the Company).

         "Interest Payment Date" shall mean with respect to any Eurodollar Loan or Alternate Base Rate Loan, the last day of each Interest Period applicable thereto; provided that in the case of a Eurodollar Loan with an Interest Period of six months, the Interest Payment Dates shall be the days that would have been the Interest Payment Dates for such Loan had two successive Interest Periods of three months been applicable to such Loan.

         "Interest Period" shall mean:

         (a)     with respect to any Eurodollar Loan, the period commencing on
(i) the date such Loan is made or designated as, or the effective date of any Conversion into, a Eurodollar Loan or (ii) in the case of a Continuation to a successive Interest Period, the last day of the immediately preceding Interest Period, and in each case ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Company may select as provided in Section 4.3, except that each such Interest Period which commences on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month shall end on the last Business Day of the appropriate subsequent calendar month; and

         (b) with respect to any Alternate Base Rate Loan, the period commencing on the date such Loan is made as, or converted into, an Alternate Base Rate Loan and on each Quarterly Date thereafter and ending on each next succeeding Quarterly Date or, if earlier, the date such Loan is converted into a Eurodollar Loan;

provided that (x) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless, with respect to Eurodollar Loans only, such next succeeding Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; and (y) no Interest Period may be selected for any Loan that ends later than the Termination Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

         "Investment" shall mean any purchase or other acquisition of the stock, obligations or securities of, or any interest in, or any capital contribution, loan or advance to, or any Guaranty in respect of the obligations of any Person, but in any event shall include as an investment in any Person the amount of all Debt owed to any member of the Combined Group by such Person, and all accounts receivable from such Person which are not current assets or did not arise from sales to such Person in the ordinary course of business. As used herein, any capital contribution of assets by the Company or any Restricted Subsidiary shall be valued at the book value of such assets as reflected in the consolidated financial statements of the Company and the Restricted Subsidiaries as at the end of the quarter ending immediately prior to such contribution. Net exposure under interest rate protection agreements shall not constitute an Investment.

         "Issuer" shall mean the Agent in its capacity as the issuer of Letters of Credit.

         "Legal Requirement" shall mean any applicable law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation by any Governmental Authority of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, in each case as now or hereafter in effect.

         "Letter of Credit" shall mean (a) an Existing Letter of Credit, and
(b) a letter of credit issued pursuant to Section 2.2.

         "Letter of Credit Advances" shall mean all sums which are from time to time paid by the Agent pursuant to Letters of Credit, or any of them, together with all other sums, fees, reimbursements or other obligations which are due to the Agent pursuant to the Letters of Credit, or any of them.

         "Letter of Credit Fee" shall mean, with respect to any Letter of Credit, a fee equal to, for each day during the term thereof, the product of
(a) the Applicable Margin for Letters of Credit in effect on such day multiplied by (b) the amount available on such day for drawings under such Letter of Credit.

         "Letter of Credit Liabilities" shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (b) the aggregate unpaid amount of all Letter of Credit Advances for which the Agent shall not have been reimbursed and which remain unpaid at such time.
         .

         "Lien" shall mean any mortgage, pledge, security interest, collateral assignment, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing) and shall include conditional sale and other title retention agreements, leases intended as security, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction or any other type of preferential arrangement; provided, however, that no negative pledge or other similar agreement restricting the creation of encumbrances on property, and no agreement to subordinate indebtedness, shall, solely by virtue of such restriction or agreement to subordinate, constitute a Lien.

         "Liquid Investments" shall mean:

         (a) securities issued or directly, fully and unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of issue;

         (b) Dollar time deposits and certificates of deposit of any commercial bank incorporated in the United States, of recognized standing, having capital and surplus in excess of $1,000,000,000 and which has (or which is a Subsidiary of a holding company which has) publicly traded debt securities rated, at the time of issuance of such time deposits, AA or higher by Standard & Poor's Ratings Group or Aa-2 or higher by Moody's Investors Service, Inc., and in each case maturing not more than one year after the date of issue;

         (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in qualifications specified in clause (b) above; and

         (d) commercial paper or other Dollar obligations issued by any Person incorporated in the United States of America, which commercial paper is rated at least A-2 or the equivalent thereof by Standard & Poor's Ratings Group or at least P-2 or the equivalent thereof by Moody's Investor's Service, Inc., and in each case maturing not more than six months after the date of issue.

         "Loan" shall mean a loan made pursuant to Section 2.1(a). The Conversion or the Continuation of Loan does not constitute the making of a Loan for purposes of Section 7.2 but is regulated by Section 7.3.

         "Margin Period" shall mean (a) the period commencing on the date of this Agreement and ending on the earlier of (i) the first Financial Statement Delivery Date and (ii) August 29, 1997, and (b) thereafter, each period beginning on a Financial Statement Delivery Date and ending on the earlier of
(x) the next Financial Statement Delivery Date and (y) the date on which financial statements are next required to be delivered pursuant to Section 9.1(a) or (b).

         "Material Adverse Change" shall mean an occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), which after taking into account actual insurance coverage and effective indemnification with respect to such occurrence, (a) has a material adverse effect on the financial condition, business, operations or properties of the Company and its Subsidiaries taken as a whole and (b) impairs in any material respect either (1) the ability of the Company to perform any of its obligations under the Credit Documents or (2) the ability of the Agent and the Banks to enforce any of such obligations or any of their rights and remedies under or in connection with the Credit Documents.

         "Maturity Date" shall mean the earlier of (a) the date the principal amount then outstanding of and accrued interest on the Loans, all Letter of Credit Liabilities, all fees and all other amounts payable hereunder and under the Notes become due and payable pursuant to Section 10.1 or (b) July 16, 2002.

         "McFarland" shall mean McFarland Energy, Inc., a Delaware corporation.

         "Monterey ERISA Indemnification Agreement" shall mean the ERISA Indemnification Agreement by and between SFER and the Company for the benefit of the Company, its Subsidiaries and the Purchasers (as such term is defined therein) dated as of the Date of Closing.

         "Moody's" shall mean Moody's Investors Service, Inc.

         "Most Recent Engineering Report" shall mean, as of any date of determination, the most recent Independent Engineering Report delivered pursuant to this Agreement on or before such date.

         "Most Recent Other Liabilities Report" shall mean, as of any date of determination, the most recent Other Liabilities Report delivered pursuant to
Section 9.1 on or before such date.

         "Net Proceeds of Production" shall mean, for any period and for any Person, (a) an amount of projected gross revenues received by or otherwise credited to the account of such Person from the sale of Hydrocarbons produced from the Petroleum Properties, subject to no entitlement of any other Person but including appropriate adjustments for over- and under-produced status, during such period as set forth in the Most Recent Engineering Report less (b) the amount of projected royalties, overriding royalties, windfall profit, production, ad valorem, severance and all other similar taxes, and operating and capital expenditures required to be incurred during such period in order to generate such gross revenues (but not including general and administrative expenses or principal and interest payable with respect to Debt), as set forth in the Most Recent Engineering Report.

         "Note Agreement" shall mean the Note Agreement between the Company and the institutional investors party thereto dated as of the Date of Closing, providing for issuance by the Company of its 10.61% Senior Notes due March 31, 2005 in the aggregate principal amount of up to $175,000,000 (the "Senior Notes").

         "Notes" shall mean the promissory notes of the Company evidencing the Loans, substantially in the form of Exhibit A.

         "Obligations" shall mean, as at any date of determination thereof, the sum of (a) the aggregate principal amount of Loans outstanding on such date plus (b) the aggregate outstanding amount of all Letter of Credit Liabilities on such date plus (c) all accrued and unpaid interest thereon plus (d) all fees and other indebtedness of the Company to the Banks or the Agent in connection with the Credit Documents on such date.

         "OECD" shall mean the Organization for Economic Cooperation and Development (or any successor).

         "Officer's Certificate" shall mean, in the case of the Company, any other corporation or other business entity, a certificate signed in its name by its Chief Executive Officer, President, any Vice President, Chief Financial Officer or Treasurer.

         "Organizational Documents" shall mean, with respect to a corporation, the certificate of incorporation or articles of incorporation and bylaws of such corporation; with respect to a partnership or a limited partnership, the partnership agreement establishing such partnership; with respect to a limited liability company, the regulations or limited liability company agreement; with respect to a joint venture, the joint venture agreement establishing such joint venture; and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Credit Document referring to such Organizational Document.

         "Original Spin-Off Tax Indemnification Agreement" shall mean that certain First Amended and Restated Spin-Off Tax Indemnification Agreement between Santa Fe Pacific Corporation, a Delaware corporation, and SFER dated November 26, 1990.

         "Other Letters of Credit" shall mean all letters of credit issued for the account of any member of the Combined Group, other than and except for the Letters of Credit.

         "Other Liabilities" shall mean, at any time, the sum of (a) the aggregate principal balance of the Debt (other than Approved Subordinated Debt) of the Combined Group at such time plus (b) the face amount of all Other Letters of Credit at such time; provided, however, that Other Liabilities shall never include the Obligations.

         "Other Liabilities Report" shall mean a report in a form to be agreed on by the Agent and the Company setting forth the aggregate Other Liabilities and such other information with respect thereto as may from time to time be reasonably requested by the Agent, certified as true and correct by the Chief Executive Officer, President, the Chief Financial Officer or the Treasurer of the Company.

         "Other Transactions" shall have the meaning ascribed to such term in the Existing Credit Agreement.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Permitted Encumbrances" shall mean:

         (a) liens for taxes, assessments, levies or other governmental charges not yet due and delinquent, and for taxes, assessments, levies or other governmental charges already due, but the validity of which is being contested by the Company in good faith by appropriate proceedings diligently conducted for which reserves have been established in accordance with GAAP;

         (b) materialmen's, mechanics', repairmen's, employees', operators', landlords' and other similar liens and charges incidental to the conduct of the Company's business or the ownership of its property which are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than advances or credit on open account, includable in current liabilities, for goods and services in the ordinary course of business and on terms and conditions which are customary in the oil, gas and mineral exploration and development business) or the guaranteeing of the obligations of another Person, and which do not in the aggregate materially detract from the value of the property covered thereby or materially impair the use thereof in the operation of the Company's business;

         (c) royalties, overriding royalties, net profits interests, production payment interests, carried interests and other burdens on production of a scope and nature customary in the conduct of the Company's business;

         (d)     defects, imperfections and irregularities in title;

         (e) liens, security interests, charges, claims and encumbrances that arise under operating agreements or pooling and unitization designations, declarations, orders and agreements and other similar agreements of a scope and nature customary in the oil and gas industry;

         (f) the terms of operating agreements, assignments, farmout agreements, hydrocarbon sales, purchase, exchange and processing agreements, area-of-mutual-interest agreements, gas balancing and deferred production agreements, plant agreements, pipeline gathering and transportation agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits and agreements, and other contracts, division orders and agreements of a scope and nature customary in the oil and gas industry;

         (g) the right of third parties under oil and gas leases to take production in kind;

         (h) all liens, charges, claims, encumbrances, contracts and other matters consented to in writing from time to time by the Agent;

         (i) all rights to consent by, required notices to, and filings with or other actions by governmental or tribal entities, if any, in connection with the change of ownership or control of an interest in federal, state, tribal or other domestic governmental oil and gas leases, if the same are customarily obtained after such change of ownership or control, but only insofar as such consents, notices, filings and other actions are obtained within the time required under applicable Legal Requirements;

         (j) required third-party consents to assignments, to the extent they could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

         (k) liabilities for royalty suspense accounts, to the extent they could not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change; and

         (l) easements, rights-of-way and the like, incidental to the conduct of the Company's business or the ownership of its property which are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than advances or credit on open account, includable in current liabilities, for goods and services in the ordinary course of business and on terms and conditions which are customary in the oil, gas and mineral exploration and development business) or the guaranteeing of the obligations of another Person, and which do not in the aggregate materially detract from the value of the property covered thereby or materially impair the use thereof in the operation of the Company's business;

provided that all Permitted Encumbrances shall not in the aggregate cause a Material Adverse Change.

         "Permitted Holder" shall mean SFER and its Affiliates.

         "Person" shall mean any individual, Business Entity, voluntary association, trust, unincorporated organization, Governmental Authority or other form of entity. The term "Person" shall not, however, mean or include an arrangement that is not a separate legal entity, such as the legal arrangement between two or more parties owning interests in the same property or unit.

         "Petroleum Properties" shall mean all reserves of Hydrocarbons in place which are (a) owned by a member of the Combined Group free and clear of all Liens other than Permitted Encumbrances; (b) located onshore or offshore the United States or Canada; (c) estimated to be recoverable with reasonable certainty and are otherwise consistent with the "Definitions for Oil and Gas Reserves" published by the Society of Petroleum Engineers and (d) covered in the Most Recent Engineering Report.

         "Plan" shall mean an employee benefit plan which is covered by ERISA which is either (a) maintained by the Company or any ERISA Affiliate for employees of the Company or such ERISA Affiliate or (b) a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which (i) the Company, (ii) any ERISA Affiliate or (iii) any trade or business which was previously under common control with the Company within the meaning of Section 414 of the Code (but only with respect to such period of common control with the Company), has an obligation to make contributions (or with respect to (iii) above, had an obligation to make contributions during any portion of time that the limitations period under Section 4301(f) of ERISA with respect to such obligation has not expired).

         "Post-Default Rate" shall mean a rate per annum on each day equal to the lesser of (a) the sum of (i) 2% per annum plus (ii) the Alternate Base Rate as in effect for that day or (b) the Highest Lawful Rate for that day.

         "Pricing Schedule" shall mean the schedule of that name attached to this Agreement. As used in the Pricing Schedule, "Total Debt" shall mean the Total Debt of the Company and the Restricted Subsidiaries at the end of the fiscal quarter of the Company then most recently ended, and "Adjusted EBITDA" shall mean Adjusted EBITDA Including McFarland of the Company and the Restricted Subsidiaries for the four fiscal quarters ending with that fiscal quarter.

         "Prime Rate" shall mean, as of a particular date, the generally applicable prime rate most recently determined by Chase. Without notice to the Company or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which said prime rate shall fluctuate.
The prime rate is a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer. Chase may make commercial loans or other loans at rates of interest at, above or below the prime rate.

         "Principal Office" shall mean the principal banking office of the Agent, presently located at 270 Park Avenue, New York, New York 10017.

         "Proper Form" shall mean in form and substance satisfactory to the Agent in its sole discretion.

         "Quarterly Dates" shall mean the last day of each March, June, September and December; provided that if any such date is not a Business Day, the relevant Quarterly Date shall be the next succeeding Business Day.

         "Rate Designation Notice" shall mean (a) in the case of a new Loan, the Request for Extension of Credit with respect to such Loan and (b) in the case of Conversions and Continuations, a notice in the form of Exhibit E, executed by an authorized officer of the Company.

         "Registration Rights and Indemnification Agreement" shall mean the Registration Rights and Indemnification Agreement by and between SFER and the Company dated as of the Date of Closing.

         "Regulation D" shall mean Regulation D of the Board as the same may be amended or supplemented from time to time and any successor or other regulation relating to reserve requirements.

         "Regulatory Change" shall mean, with respect to any Bank, any change on or after the date of this Agreement in any Legal Requirement (including Regulation D) or the adoption or making on or after such date of any official interpretation, directive or request applying to a class of banks including such Bank under any Legal Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

         "Reimbursement Obligations" shall mean, as at any date, the obligations of the Company then outstanding to reimburse the Agent for Letter of Credit Advances.

         "Request for Extension of Credit" shall mean a request for extension of credit duly executed by the Chief Executive Officer, President, Chief Financial Officer or Treasurer of the Company, or such other officer of the Company as its Chief Financial Officer may from time to time designate in a writing delivered to the Agent, appropriately completed and substantially in the form of Exhibit B.

         "Required Banks" shall mean, at any time that no Obligations are outstanding, Banks having equal to or greater than 66-2/3% of the Aggregate Commitment, and at any time that Obligations are outstanding, Banks holding equal to or greater than 66-2/3% of the aggregate amount of such Obligations.

         "Restricted Investment" shall mean any Investment other than:

         (a) Investments in the Company or a Restricted Subsidiary or in an entity which immediately after or concurrently with such Investment will be a Restricted Subsidiary, including (but only so long as McFarland shall be a Restricted Subsidiary) the Acquisition;

         (b) readily marketable direct full faith and credit obligations of the United States of America or any agency thereof or obligations unconditionally guaranteed by the full faith and credit of the United States of America or any agency thereof, due within three years of the making of the Investment;

         (c) readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State having a credit rating of at least "Aa" by Moody's or "AA" by S&P, in each case due within three years from the making of the Investment;

         (d) domestic and Eurodollar certificates of deposit and maturing within one year from the making of the Investment issued by, deposits in, Eurodollar deposits through, and banker's acceptances of, commercial banks incorporated under the laws of the United States or any State thereof, Canada, Japan, the United Kingdom, the Netherlands, France, Germany, Italy or Switzerland and having combined capital, surplus and undivided profits of at least $100,000,000;

         (e) readily marketable commercial paper of any commercial bank or corporation doing business and incorporated under the laws of the United States of America or any State thereof having a credit rating of "A-1" from S&P or "P-1" by Moody's, in each case due within 270 days after the making of the Investment;

         (f) money market investment programs which primarily invest in the types of Investments described in clauses (b) through (e) above and which are classified as a current asset in accordance with GAAP and which are administered by broker-dealers acceptable to the Agent;

         (g) repurchase agreements with major dealers or banks, pursuant to which physical delivery of the respective securities is required, except for obligations of the U.S. Treasury to be delivered through the Federal Reserve book entry system;

         (h) travel and other like advances to officers and employees of the Company or a Restricted Subsidiary in the ordinary course of business;

         (i) Investments, if any, in SFER pursuant to the agreements specified in Section 7.1(e) of the Existing Agreement;

         (j) Investments in any Person for the purpose of acquiring, participating in, exploring, developing and/or operating interests or rights in oil and gas properties, in an aggregate amount not to exceed at any one time outstanding $25,000,000; and

         (k) Investments not described in clauses (a) through (j) of this definition in an aggregate outstanding amount not to exceed $10,000,000.

         "Restricted Subsidiary" shall mean each Subsidiary of the Company designated as a Restricted Subsidiary on Schedule I, as supplemented from time to time by notice from the Company to the Agent, together with any Subsidiary of the Company hereafter created or acquired and, at the time of creation or acquisition, not designated by the Board of Directors of the Company as an Unrestricted Subsidiary. Any Subsidiary of the Company designated as an Unrestricted Subsidiary for purposes of this Agreement may thereafter be designated a Restricted Subsidiary upon 30 days' prior written notice to the Banks if, at the time of such designation and after giving effect thereto and to the concurrent retirement of any Debt, (a) no Default and no Borrowing Base Deficiency shall have occurred and be continuing; (b) such Subsidiary is organized under the laws of the United States or any State thereof; and (c) 80% or more (or, in the case of McFarland, more than 50%) of each class of voting stock or other equity interest outstanding of such Subsidiary is owned by the Company or a wholly-owned Restricted Subsidiary.

         "Sale and Leaseback Transaction" shall mean any arrangement in which any member of the Combined Group shall sell any building, equipment or surface real property and thereafter enter into a lease as lessee of such building, equipment or surface real property.

         "Senior Notes" shall have the meaning ascribed to such term in the definition of "Note Agreement".

         "SFER" shall mean Santa Fe Energy Resources, Inc., a Delaware corporation.

         "S&P" shall mean Standard & Poor's Ratings Group.

         "Special Debt" shall mean, at any time, the sum of (a) Attributable Debt of the Company and the Restricted Subsidiaries outstanding at such time,
(b) all Debt of the Company and the Restricted Subsidiaries outstanding at such time that is secured by a Lien permitted by Section 9.7(a)(11) on any property or assets of the Company or any Restricted Subsidiary, and (c) all Debt of the Restricted Subsidiaries (whether or not secured by any Lien) outstanding at such time.

         "Specified Event of Default" shall mean any Event of Default described in Sections 10.1(a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l),
(m), (n), or (o).

         "Spin-Off" shall mean the distribution, by dividend, exchange or otherwise, of the shares of capital stock of the Company owned by SFER or its Affiliates to SFER's security holders.

         "Spin-Off Tax Indemnification Agreement" shall mean the Agreement Concerning Taxes and Tax Indemnification upon Spin Off by and between SFER and the Company dated as of the Date of Closing.

         "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the weighted average of the reserve percentages (including any marginal, special, emergency, or supplemental reserves), expressed as a decimal, actually required to be maintained by any Bank by the Board or any other Governmental Authority to which any of the Banks is subject as required by Regulation D during the applicable Interest Period for "eurocurrency liabilities" (as such term is used in Regulation D) and any other reserves actually required to be maintained by any Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined as provided in the definition of "Eurodollar Rate" or (b) any category of extensions of credit or other assets which include Eurodollar Loans. Such reserve percentages shall include, without limitation, those imposed under Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage. Each determination of the Statutory Reserves by the Agent shall be conclusive and binding, absent manifest error, and may be made using any reasonable averaging and attribution method.

         "Subsidiary" shall mean, with respect to any Person, any Business Entity of which 50% or more of the capital stock or other indicia of equity rights is at the time directly or indirectly legally or beneficially owned or controlled by such Person or by one or more of its Affiliates.

         "Tax Allocation Agreement" shall mean the Agreement For The Allocation Of The Consolidated Federal Income Tax Liability and State and Local Taxes Among The Members Of The Santa Fe Energy Resources, Inc. Affiliated Group by and between SFER and the members of the consolidated group of SFER identified therein dated as of the Date of Closing.

         "Termination Date" shall mean the earlier of (a) the Maturity Date and
(b) the date the Commitments are terminated pursuant to Section 2.3.

         "Total Debt" shall mean, as of any date and for any Person, without duplication, (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (d) all Capitalized Lease Obligations; (e) all obligations in respect of production payments, proceeds production payments and similar financing arrangements; (f) all reimbursement obligations with respect to letters of credit issued for the account of such Person, including the Letter of Credit Liabilities; (g) all obligations of the types described in clauses (a) through (f) of this definition (collectively, "Ordinary Debt") of another Person secured by a Lien on any property of the Person as to which Total Debt is being determined, regardless of whether such Ordinary Debt is assumed by such Person, and (h) all Ordinary Debt of another Person guaranteed by such Person; provided, however, that Total Debt of the Combined Group shall not include (x) any obligation of the Company owing to a wholly-owned Restricted Subsidiary which is subordinated to the Obligations upon the terms set forth on Schedule V, (y) any obligation of a Restricted Subsidiary owing to the Company or one or more other Restricted Subsidiaries, or (z) the net exposure of the Company or a Restricted Subsidiary under interest rate protection agreements.

         "Triggering Asset Sale of Petroleum Properties" shall mean any Asset Sale of Petroleum Properties which would, alone or together with previous Asset Sales of Petroleum Properties, permit or require the Agent to redetermine the Borrowing Base pursuant to Section 2.3(b) or the Available Borrowing Base pursuant to Section 3.2(b)(2).

         "Type" shall have the meaning assigned to such term in Section 1.3.

         "Unfunded Liabilities" shall mean, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan (in accordance with GAAP), but only to the extent that such excess represents a potential liability of the Company or any ERISA Affiliate to the PBGC or a Plan under Title IV of ERISA.

         "Unrestricted Subsidiary" shall mean each Subsidiary of the Company designated as an Unrestricted Subsidiary on Schedule I, as supplemented from time to time by notice from the Company to the Agent, together with any Subsidiary of the Company which is hereafter designated by the Board of Directors of the Company as an Unrestricted Subsidiary. Any Subsidiary may be designated an Unrestricted Subsidiary upon 30 days' prior written notice to the Banks if, at the time of such designation and after giving effect thereto and to the concurrent retirement of any Debt, (a) neither any Default nor any Borrowing Base Deficiency shall have occurred and be continuing, and (b) such Subsidiary does not own, directly or indirectly, any Funded Debt or capital stock of the Company or a Restricted Subsidiary.

         "Unused Commitment" shall mean, on any date, the difference of (a) the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base minus (b) the sum of (1) the aggregate outstanding principal balance of the Notes plus
(2) the aggregate Letter of Credit Liabilities, all determined on such date.

         1.2. Accounting Terms and Determinations. Except where specifically otherwise provided:

         (a) The symbol "$" and the word "dollars" shall mean lawful money of the United States of America.

         (b) Any accounting term not otherwise defined shall have the meaning ascribed to it under GAAP.

         (c) Unless otherwise expressly provided, any accounting concept and all financial covenants shall be determined on a consolidated basis, and financial measurements shall be computed without duplication.

         (d) Wherever the term "including" or any of its correlatives appears in the Credit Documents, it shall be read as if it were written "including (by way of example and without limiting the generality of the subject or concept referred to)".

         (e) Wherever the word "herein" or "hereof" is used in any Credit Document, it is a reference to that entire Credit Document and not just to the subdivision of it in which the word is used.

         (f) References in any Credit Document to Section numbers are references to the Sections of such Credit Document.

         (g) References in any Credit Document to Exhibits, Schedules, Annexes and Appendices are to the Exhibits, Schedules, Annexes and Appendices to such Credit Document, and they shall be deemed incorporated into such Credit Document by reference.

         (h) Except as otherwise provided herein, any term defined in the Credit Documents which refers to a particular agreement, instrument or document shall also mean, refer to and include all modifications, amendments, supplements, restatements, renewals, extensions and substitutions of the same; provided that nothing in this subsection shall be construed to authorize any such modification, amendment, supplement, restatement, renewal, extension or substitution except as may be permitted by other provisions of the Credit Documents.

         (i) All times of day used in the Credit Documents mean local time in New York, New York.

         (j) Defined terms may be used in the singular or plural, as the context requires.

         1.3. Types of Loans. Loans hereunder are distinguished by "Type". The "Type" of a Loan refers to the determination whether such Loan is a Eurodollar Loan or an Alternate Base Rate Loan.

         Section 2.       Commitments.

         2.1.    Loans.

         (a) Each Bank severally agrees, subject to the terms and conditions of this Agreement, from time to time on or after the date hereof and prior to the Termination Date, to make Loans to the Company in an aggregate principal amount at any one time outstanding up to but not exceeding the lesser of (i) such Bank's Commitment at such time and (ii) such Bank's Commitment Percentage of the Available Borrowing Base at such time, minus, in either case, such Bank's Commitment Percentage of all Letter of Credit Liabilities at such time. Subject to the conditions precedent in this Agreement, any Loan repaid prior to the Termination Date may be reborrowed prior to the Termination Date pursuant to the terms of this Agreement; provided, that any and all Loans shall be due and payable in full on the Maturity Date.

         (b)     Notwithstanding anything in this Agreement to the contrary,
(i) no Bank shall be required to make Loans at any one time outstanding in an amount which, together with such Bank's Commitment Percentage of outstanding Letter of Credit Liabilities, shall exceed such Bank's Commitment, and (ii) if a Bank fails to make a Loan as and when required hereunder and the Company subsequently makes a repayment on the Notes, such repayment shall be split among the non-defaulting Banks ratably in accordance with their respective Commitment Percentages (computed without regard to the Commitment Percentage of the defaulting Bank) until each Bank has its Commitment Percentage of all outstanding Loans. Any balance of such repayment shall be divided among all Banks in accordance with their respective Commitment Percentages.

         2.2.    Letters of Credit.

         (a) Subject to the terms and conditions of this Agreement, the Company shall have the right to utilize the Available Borrowing Base from time to time prior to the Termination Date by obtaining the issuance by the Issuer of letters of credit for the account of the Company in such amounts and in favor of such beneficiaries as the Company from time to time shall request; provided, that in no event shall the Issuer have any obligation to issue any Letter of Credit if (1) the face amount of such Letter of Credit plus any additional Letter of Credit Liabilities at such time would exceed $50,000,000.00 (as adjusted downward from time to time to the extent the Available Borrowing Base is reduced below $50,000,000.00 in accordance with
Section 2.5), (2) the aggregate amount of Loans and Letter of Credit Liabilities outstanding at such time would exceed the Available Borrowing Base,
(3) such Letter of Credit would have an expiry date later than the earlier of
(x) one year from the date thereof or (y) the Termination Date, (4) such Letter of Credit is not in Proper Form, (5) the Company has not executed and delivered to the Issuer an Application and such other customary instruments and agreements relating to such Letter of Credit as the Issuer shall have reasonably requested, (6) a Default or a Borrowing Base Deficiency has occurred and is continuing or (7) the conditions precedent in Section 7.2 have not been satisfied. The Company promises to pay to the Agent for the account of each Bank, on demand, each Letter of Credit Advance, together with interest thereon at (i) prior to the third Business Day following each such Letter of Credit Advance, the Alternate Base Rate, and (ii) on and after such third Business Day, the Post-Default Rate. All rights, powers, benefits and privileges of this Agreement with respect to the Notes, all security therefor and guaranties thereof and all restrictions, provisions for repayment or acceleration and all other covenants, warranties, representations and agreements contained in the Credit Documents with respect to the Notes shall apply to each Letter of Credit Advance.

         Upon the date of the issuance of a Letter of Credit, and on the date of this Agreement with respect to each Existing Letter of Credit, the Issuer shall be deemed, without further action by any party to this Agreement, to have sold to each Bank, and each Bank shall be deemed, without further action by any party to this Agreement, to have purchased from the Issuer, a participation, to the extent of such Bank's Commitment Percentage, in such Letter of Credit (including the Existing Letters of Credit) and the related Letter of Credit Liabilities. Any Letter of Credit with an expiry date after the Termination Date shall be fully Covered or shall be backed by a letter of credit in Proper Form issued by an issuer acceptable to the Issuer in its sole discretion.

         (b) The following additional provisions shall apply to each Letter of Credit:

                 (1) Except in the case of Existing Letters of Credit, the Company shall give the Agent at least three Business Days' irrevocable prior notice (effective upon receipt) specifying the date such Letter of Credit is to be issued, describing the proposed terms of such Letter of Credit and the nature of the transaction proposed to be supported thereby, and shall furnish such additional information regarding such transaction as the Agent may reasonably request. Upon receipt of such notice the Agent shall promptly notify each Bank of the contents thereof and of such Bank's Commitment Percentage of the amount of such proposed Letter of Credit.

                 (2) On each day during the period commencing with the issuance of any Letter of Credit (or, with respect to each Existing Letter of Credit commencing with the date of this Agreement) and until such Letter of Credit shall have expired or been terminated, the Commitment of each Bank shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Bank's Commitment Percentage of the sum of (i) the undrawn amount of such Letter of Credit plus (ii) the unpaid amount of all Letter of Credit Advances with respect to such Letter of Credit.

                 (3) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment thereunder, the Issuer shall promptly notify the Company and each Bank as to the amount to be paid as a result of such demand and the payment date. If at any time the Issuer shall have made a payment to a beneficiary of a Letter of Credit in respect of a drawing or in respect of an acceptance created in connection with a drawing under such Letter of Credit, each Bank will pay to the Agent immediately upon demand by the Agent at any time during the period commencing after such payment until reimbursement thereof in full by the Company, an amount equal to such Bank's Commitment Percentage of such payment, together with interest on such amount for each day from the date of demand for such payment (or, if such demand is made after 12:00 noon on such date, from the next succeeding Business Day) to the date of payment by such Bank of such amount at a rate of interest per annum equal to the Fed Funds Rate for such day.

                 (4) The Company shall be irrevocably and unconditionally obligated forthwith to reimburse the Issuer for the account of each Bank for any amount paid by it upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly WAIVED by the Company to the extent not prohibited by law. Such reimbursement may, subject to satisfaction of the conditions in Section 7 and to the existence of sufficient Available Borrowing Base (after adjustment in the same to reflect the elimination of the corresponding Letter of Credit Liability) be made by borrowing of Loans. The Issuer will pay to each Bank such Bank's Commitment Percentage of all amounts received from the Company for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit, but only to the extent such Bank has made payment to the Issuer in respect of such Letter of Credit pursuant to clause
(3) above.

                 (5) The Company will pay to the Agent at the Principal Office for the account of each Bank the Letter of Credit Fee on such Bank's Commitment Percentage of the amount available for drawings under each Letter of Credit, in each case for the period from and including the date of issuance of each such Letter of Credit (or, in the case of Existing Letters of Credit, from the date of this Agreement) to and including the date of expiration or termination thereof, such Letter of Credit Fees to be paid in arrears on the Quarterly Dates and on the Termination Date. The Agent will pay to each Bank, promptly after receiving any payment in respect of Letter of Credit Fees referred to in this clause (5), an amount equal to such Bank's Commitment Percentage of such Letter of Credit Fee. The aggregate Letter of Credit Fee for any Letter of Credit is subject to a minimum of $600 per annum.

                 (6) The Company shall pay to the Agent for the account of the Issuer, in arrears on each Quarterly Date and on the Termination Date, a fronting fee for each Letter of Credit equal to 1/8 of 1% per annum times the face amount of such Letter of Credit, in each case for the period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof.

         (c) Each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (and any subsequent revision thereof approved by a Congress of the International Chamber of Commerce) and, to the extent not inconsistent therewith, the laws of the State of New York.

         (d) To the extent that any provision of any Application is contrary to or inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control.

         2.3     Borrowing Base and Available Borrowing Base.

         (a) The initial Borrowing Base shall be $375,000,000. Within 30 days after receipt of each Independent Engineering Report and, if the Required Banks so request, promptly after the issuance of any subordinated debt (other than Approved Subordinated Debt) which, together with all other subordinated debt (other than Approved Subordinated Debt) issued since the date of the then most recent determination of the Borrowing Base, exceeds $200,000,000 in aggregate principal amount, the Agent shall, subject to the approval of the Required Banks, determine the Borrowing Base and shall notify the Company in writing of the amount of the Borrowing Base. Such Borrowing Base shall be the Borrowing Base from the date of such notification until the date of the next determination of the Borrowing Base in accordance with this Agreement. Each determination of the Borrowing Base shall be made by the Agent (subject to the approval of the Required Banks) in its sole discretion using its normal and customary oil and gas lending practices, based on the Most Recent Engineering Report furnished by the Company.

         (b) Concurrently with any Asset Sale of Petroleum Properties which would cause the aggregate net proceeds of all such Asset Sales of Petroleum Properties since the effective date of the last calculation of the Borrowing Base to exceed $20,000,000, the Agent may, and shall at the request of the Required Banks, redetermine the Borrowing Base in accordance with the procedures described in this Agreement on the basis of the information with respect to the remaining Petroleum Properties set forth in the Most Recent Engineering Report and, if current, the most recent Company Report. The Company shall provide the Agent with all such information as the Agent may reasonably request and shall otherwise cooperate in good faith with and assist the Agent and the Required Banks in any such determination.

         (c) The initial Available Borrowing Base shall be $200,000,000. Upon each incurrence of an Other Liability which, together with all other Other Liabilities incurred since the most recent determination of the Available Borrowing Base, exceeds $10,000,000, and upon each determination of the Borrowing Base, the Agent shall redetermine the Available Borrowing Base.

         (d) In addition to the determinations of the Borrowing Base provided for elsewhere in this Section 2.3, each of the Company or the Required Banks may, in their sole discretion, require the Agent to determine the Borrowing Base one additional time in each 12-month period. Such additional determination shall be in accordance with the procedures described in this Agreement on the basis of the information with respect to the Petroleum Properties at the time of such determination set forth in (at the option of the Person requiring the determination) a new Independent Engineering Report or the Most Recent Engineering Report and, if current, the most recent Company Report. The Company shall provide the Agent with all such information as the Agent may reasonably request and shall otherwise cooperate in good faith with and assist the Agent and the Required Banks in any such redetermination.

         2.4     Borrowing Base Deficiencies.   Should there exist at any time
a Borrowing Base Deficiency (other than, except to the extent provided in Section 3.2(b)(2), a Borrowing Base Deficiency resulting in whole or in part from an Asset Sale of Petroleum Properties, the effects of which are addressed in Section 3.2(b)(2)), the Agent may, but shall not be obligated to (unless requested to do so by the Required Banks), notify the Company in writing of such deficiency. Within 90 days after the receipt of such notice, the Company shall make a prepayment on the Loans or take such other steps as may be approved by the Agent, or a combination thereof, so that such Borrowing Base Deficiency is reduced by at least 50%. Within 180 days after the giving of such notice, the Company shall make a prepayment on the Loans or take such other steps as may be approved by the Agent, or a combination thereof, so that the entire Borrowing Base Deficiency is eliminated.

         2.5.    Terminations, Reductions and Changes of Commitments.

         (a) On the Termination Date, all Commitments shall be terminated in their entirety.

         (b) The Company shall have the right to terminate or reduce the unused portion of the Aggregate Commitment at any time or from time to time; provided that (i) the Company shall give notice of each such termination or reduction to the Agent as provided in Section 5.5; (ii) each such partial reduction shall be in an integral multiple of $5,000,000, and (iii) the Company may not cause the Aggregate Commitment to be less than the aggregate principal amount of the Loans and Letter of Credit Liabilities then outstanding (after giving effect to any concurrent repayment of the Loans and reduction of Letter of Credit Liabilities).

         (c) No reduction in or termination of the Aggregate Commitment pursuant to this Section 2.5 may be reinstated without the written approval of the Agent and all Banks.

         2.6. Fees. In consideration of the Commitments, the Company shall pay to the Agent for the account of each Bank in accordance with its Commitment Percentage commitment fees (the "Commitment Fees") (a) for each Margin Period from the date of this Agreement to and including the date such Bank's Commitment is terminated at a rate per annum for such Margin Period determined in accordance with the Pricing Schedule and (b) if no Margin Period is in effect, the rate set forth for commitment fees in Level V of the Pricing Schedule. The Commitment Fees shall be computed for each day and shall be based on such Bank's Commitment Percentage of the Unused Commitment for such day. Accrued Commitment Fees shall be due in arrears on the date of the initial Loans, within three days after demand therefor on or about the Quarterly Dates, and within three days after demand therefor on or about the Termination Date. Upon receipt, the Agent shall disburse such fees to the Banks in accordance with their respective Commitment Percentages. All past due Commitment Fees shall bear interest at the Post-Default Rate.

         2.7.    Affiliates; Lending Offices.

         (a) Any Bank may, if it so elects, fulfill its Commitment as to any Eurodollar Loan by causing a branch, foreign or otherwise, or Affiliate of such Bank to make such Loan and may transfer and carry such Loan at, to or for the account of any branch office or Affiliate of such Bank;

provided that in such event, for the purposes of this Agreement, such Loan shall be deemed to have been made by such Bank and the obligation of the Company to repay such Loan shall nevertheless be to such Bank and shall be deemed to be held by such Bank, to the extent of such Loan, for the account of such branch or Affiliate.

         (b) Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations shall be made as if such Bank had actually funded and maintained each Eurodollar Loan during each Interest Period through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the applicable Eurodollar Rate for such Interest Period.

         2.8. Several Obligations. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but neither the Agent nor any Bank shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank.

         2.9. Notes. The Loans made by each Bank shall be evidenced by a single Note of the Company in substantially the form of Exhibit A (each, together with all renewals, extensions, modifications and replacements thereof and substitutions therefor, a "Note") payable to the order of such Bank in a principal amount equal to the Commitment of such Bank as originally in effect and otherwise duly completed. Each of the Notes is a refinancing and increase of Notes under the Existing Credit Facility and shall be entitled to the benefits of Schedule V to the Existing Credit Facility. Each Bank is hereby authorized by the Company to endorse on the schedule (or a continuation thereof) attached to the Note of such Bank, to the extent applicable, the date, amount and Type of each Loan made by such Bank to the Company hereunder, and each Continuation thereof, each Conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof received by such Bank and, in the case of Eurodollar Loans, the length of each Interest Period; provided that any failure by such Bank to make any such endorsement shall not affect the obligations of the Company under such Note or this Agreement in respect of such Loan.

         2.10. Use of Proceeds. The proceeds of the Loans shall be used and the Letters of Credit shall be issued for working capital, for general corporate purposes of the Company, and for the Acquisition, and may not be utilized (a) to pay dividends other than usual dividends in the ordinary course of business or (b) for the buyout or acquisition of any Person unless the board of directors of such Person has first approved such buyout or acquisition.

         Section 3.       Borrowings and Prepayments.

         3.1. Borrowings. The Company shall give the Agent notice of each borrowing to be made under this Agreement as provided in Section 5.5. Each borrowing shall be in an amount of

$1,000,000 or any integral multiple thereof. Not later than 2:00 p.m. on the date specified for each such borrowing, each Bank shall make available the amount of the Loan, if any, to be made by it on such date to the Agent, at its Principal Office, in immediately available funds, for the account of the Company. The amounts so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account designated by the Company and maintained with the Agent at its Principal Office.

         3.2.    Prepayments.

         (a) Optional Prepayments. Except as provided in this Section 3.2 or in Section 5 or 6, the Company shall have the right to prepay, on any Business Day, in whole or in part, without the payment of any penalty or fee, Loans at any time or from time to time; provided that the Company shall give the Agent notice of each such prepayment as provided in Section 5.5. Eurodollar Loans may be prepaid on the last day of an Interest Period applicable thereto and may not be otherwise prepaid unless prepayment is accompanied by payment of all compensation required by Section 6.5.

         (b)     Mandatory Prepayments.

                 (1) Subject to Section 2.4, the Company shall from time to time on demand by the Agent prepay the Loans or reduce Letter of Credit Liabilities in such amounts as shall be necessary so that at all times the aggregate outstanding principal amount of the Loans and Letter of Credit Liabilities shall not exceed the Available Borrowing Base. Any such payment shall be allocated first to Loans, then to Letter of Credit Liabilities and, if to Letter of Credit Liabilities, first to Reimbursement Obligations and then to other obligations as the Company may elect.

                 (2) Concurrently with any Asset Sale of Petroleum Properties which would cause the aggregate net proceeds of all such Asset Sales of Petroleum Properties since the effective date of the last calculation of the Borrowing Base to exceed $20,000,000, the Agent may, and shall at the request of the Required Banks, redetermine the Available Borrowing Base as of the effective date of such Asset Sale of Petroleum Properties on the basis of the information with respect to the remaining Petroleum Properties set forth in the Most Recent Engineering Report (and, if current, the most recent Company Report) and the Most Recent Other Liabilities Report. If a Borrowing Base Deficiency shall exist as a result of any such redetermination, the Company shall prepay on the date of such Asset Sale of Petroleum Properties an amount equal to the lesser of (x) the net proceeds of all such Asset Sales of Petroleum Properties not previously prepaid and (y) the amount of the Borrowing Base Deficiency, for application to the Obligations in the priority set forth in Section 3.2(b)(1). Should the payment of the net proceeds of all such Asset Sales of Petroleum Properties not previously prepaid not eliminate the Borrowing Base Deficiency, Section 2.4 shall apply with respect to any remaining Borrowing Base Deficiency, except that the Agent need not send any notice permitted or required by Section 2.4 and the date of such Asset Sale of Petroleum Properties shall be the equivalent for purposes of Section 2.4 of the date of the giving of any such notice.

                 (3) The Company shall maintain records of all Asset Sales of Petroleum Properties and shall otherwise maintain books and records which enable it to comply, and to demonstrate to the Agent on request compliance, with the obligations of the Company in this Section 3.2(b).

         Section 4.       Payments of Principal and Interest.

         4.1.    Repayment of Loans and Reimbursement Obligations.   The
Company will pay to the Agent for the account of each Bank the principal of each Loan made by such Bank on the Maturity Date and the amount of each Reimbursement Obligation forthwith upon its incurrence. The amount of any Reimbursement Obligation may, if the applicable conditions precedent specified in Section 7 (other than any Default resulting solely from the nonpayment of such Reimbursement Obligation) have been satisfied, be paid with the proceeds of Loans.

         4.2.    Interest.

         (a) Subject to Sections 12.8 and 4.3(b), the Company will pay to the Agent for the account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period commencing on the date of such Loan to but excluding the date such Loan shall be paid in full, at the lesser of (1) the following rates per annum:

                 (A) if such Loan is an Alternate Base Rate Loan, the Alternate Base Rate; or

                 (B) if such Loan is a Eurodollar Loan, the applicable Eurodollar Rate plus the Applicable Margin for Eurodollar Loans;

or (2) the Highest Lawful Rate.

         4.3.    Selection of Interest Rates.

         (a) Subject to Section 6 and Section 12.8, the Company shall have the right, by giving a Rate Designation Notice to the Agent as provided in
Section 5.5, to designate any Loan as a Loan of a particular Type, to convert (a "Conversion") any Loan (in whole or in part) into a Loan of another Type or to continue (a "Continuation") any Loan (in whole or in part) as a Loan of the same Type. The records of the Agent with respect to interest rate designations, Interest Periods and the amount of Loans to which they are applicable shall be binding and conclusive, absent manifest error. Loans shall be Alternate Base Rate Loans except where the Company has complied with all requirements of this Agreement for the designation, Conversion or Continuation of such Loan as a Eurodollar Loan. Interest on the amount of each Loan shall accrue on the amount of that Loan and from the date it is made. Any such notice of designation, Conversion or Continuation shall specify the new Interest Period. In the event the Company fails to so give such notice prior to the end of any Interest Period for any Eurodollar Loan, such Loan shall become an Alternate Base Rate Loan on the last day of such Interest Period. No more than 10 Eurodollar Interest Periods shall be in effect at any time. Except as otherwise provided in this Agreement, each such designation, Conversion or Continuation shall apply to all Notes ratably in accordance with their respective principal balances. If any Bank assigns an interest in its Note when any Eurodollar Loan is outstanding with respect thereto, the assignee shall have its ratable interest in such Eurodollar Loan.

         (b) Notwithstanding the foregoing but subject to Section 12.8, the Company will pay to the Agent for the account of each Bank interest (i) except as otherwise provided in clause (ii) or clause (iii) of this Section 4.3(b), at a rate per annum 2% above the otherwise applicable rate on any principal of any Loan made by such Bank, for the period commencing on the first day on which any Specified Event of Default exists and continuing through and including the date no Specified Event of Default exists and is continuing; (ii) at the rate provided in Section 2.2 for unpaid Letter of Credit Advances, and (iii) at the Post-Default Rate for any other amount due under the Credit Documents which is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) (but, if such amount is interest, only to the extent legally enforceable).

         (c) Accrued interest shall be due and payable on the applicable Interest Payment Dates, except that (1) accrued interest pursuant to Section 4.3(b) shall be due and payable from time to time on demand of the Agent or the Required Banks (through the Agent), (2) accrued interest on any amount converted from one Type of Loan to another Type of Loan shall be paid on the amount so converted at the time of such Conversion, and (3) accrued interest on any Eurodollar Loan paid or prepaid shall be due at the time of such payment or prepayment.

         Section 5.       Payments; Pro Rata Treatment; Computations, Etc.

         5.1.    Payments.

         (a) Except to the extent otherwise provided in this Agreement, all payments of principal of or interest on the Loans, of Reimbursement Obligations and of other amounts to be made by the Company under the Credit Documents shall be made in dollars, in immediately available funds, to the Agent at its Principal Office (or in the case of a successor Agent, at the principal office of such successor Agent in the United States), not later than 12:00 noon on the date on which such payment shall become due, and each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day. The Agent or any Bank for whose account any such payment is made, may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Company with the Agent or such Bank, as the case may be.

         (b) The Company shall, at the time it makes each payment under this Agreement or any other Credit Document, specify to the Agent the Loans or other amounts payable by the Company to which such payment is to be applied (and in the event that it fails so to specify, such payment shall be applied as the Agent may designate to the Loans or other amounts then due and payable);

provided that if no Loans or other amounts are then due and payable or an Event of Default or a Borrowing Base Deficiency has occurred and is continuing, the Agent may apply any payment to the Obligations in such order as it may elect in its sole discretion, but subject to the other terms and conditions of this Agreement, including Section 5.2. Each payment received by the Agent under this Agreement or any other Credit Document for the account of a Bank shall be paid promptly to such Bank in immediately available funds for the account of such Bank's Applicable Lending Office.

         (c) If the due date of any payment under this Agreement or any other Credit Document falls on a day which is not a Business Day, the due date for such payment (except as otherwise provided in the definition of "Interest Period") shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension at the rate in effect on such due date.

         5.2. Pro Rata Treatment. Except to the extent otherwise provided herein, (a) each borrowing from the Banks hereunder, each payment of Commitment Fees and other fees and each termination or reduction of the Aggregate Commitment under Section 2.3 shall be made pro rata according to the Banks' respective Commitment Percentages; (b) except as otherwise provided in this Agreement, each payment by the Company of principal of or interest on Loans of a particular Type shall be made to the Agent for the account of the Banks pro rata according to the Banks' respective Commitment Percentages; and (c) the Banks (other than the Issuer) shall purchase from the Issuer participations in each Letter of Credit and its related Letter of Credit Liabilities pro rata according to the Banks' respective Commitment Percentages.

         5.3. Computations. Interest based on the Alternate Base Rate (to the extent determined by reference to the Prime Rate), and fees hereunder, will be computed on the basis of 365 (or 366) days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable. All other interest and fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable, unless the effect of so computing shall be to cause the rate of interest to exceed the Highest Lawful Rate (in which event interest and fees shall be calculated on the basis of the actual number of days elapsed in a year composed of 365 or 366 days, as the case may be).

         5.4. Minimum and Maximum Amounts. Except for prepayments made pursuant to Section 3.2(b), each borrowing and repayment of principal of Loans, each optional partial prepayment and each designation, Continuation or Conversion of Type shall be in an aggregate principal amount equal to $1,000,000 or an integral multiple thereof (borrowings or prepayments of Loans of different Types or, in the case of Eurodollar Loans, having different Interest Periods at the same time hereunder, to be deemed separate borrowings and prepayments for purposes of the foregoing, one for each Type or Interest Period), and each termination or reduction of the Aggregate Commitment shall be in an aggregate principal amount equal to $5,000,000 or an integral multiple thereof. Upon any mandatory prepayment that would reduce Eurodollar Loans having the same Interest Period to less than $1,000,000, such Eurodollar Loans shall automatically be converted into

Alternate Base Rate Loans. Each issuance of a Letter of Credit shall be in a face amount of at least $25,000.

         5.5. Certain Actions, Notices, Etc. Notices to the Agent of any termination or reduction of the Aggregate Commitment, of prepayments of Loans and of the duration of Interest Periods, each Request for Extension of Credit and each Rate Designation Notice shall be irrevocable and shall be effective only if received by the Agent not later than 12:00 noon (1:00 p.m. in the case of a Request for Extension of Credit or Rate Designation Notice related to a Eurodollar Loan) on the day that is the applicable number of Business Days prior to the date of the relevant termination, reduction, issuance, borrowing and/or prepayment specified below:

                                                 Number of Business
                                                      Days Prior
                                                        Notice
                                                 ------------------
         Termination or reduction
         of Aggregate Commitment                          5

         Borrowing or prepayment
         of or Conversion into
         Alternate Base Rate Loans                   same day

         Borrowing or prepayment
         of or Conversion into or
         Continuation of Eurodollar
         Loans                                             3

         Issuance of Letter of Credit                      3

         Prepayments required
         pursuant to Section 3.2(b)                        1

Each such notice of reduction shall specify the amount TO which the Aggregate Commitment is to be reduced. Each such notice of prepayment or Request for Extension of Credit shall specify the amount and Type of such Loans to be borrowed or prepaid (subject to Sections 3.2 and 5.4), the date of borrowing or prepayment (which shall be a Business Day) and, in the case of Eurodollar Loans, the duration of the Interest Period therefor (subject to the definition of "Interest Period"). Each Rate Designation Notice with respect to a Conversion of a Loan (or portion thereof) shall specify the amount and Type of the Loan (or portion thereof) being converted, the amount and Type of Loan into which such Loan is being converted (subject to Section 5.4), the date for Conversion (which shall be a Business Day) and, unless such Loan is being converted into an Alternate Base Rate Loan, the duration (subject to the definition of "Interest Period") of the Interest Period therefor which is to commence as of the last day of the then current Interest Period therefor (or the date of Conversion, if such Loan is being converted from an Alternate Base Rate Loan). Each Rate Designation Notice with respect to a Continuation of a Loan (or portion thereof) as the same Type of Loan shall specify the amount and Type of such Loan (or portion thereof) being continued (subject to Section 5.4) and the duration (subject to the definition of "Interest Period") of the Interest Period therefor which is to commence as of the last day of the then current Interest Period therefor. The Agent shall promptly notify the Banks of the contents of each such notice, Request for Extension of Credit, or Rate Designation Notice. Notice of any prepayment having been given, the principal amount specified in such notice, together with interest thereon to the date of prepayment, shall be due and payable on such prepayment date.

         5.6. Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Bank prior to 2 p.m. on the date on which such Bank is to make payment to the Agent of the proceeds of a Loan (or the payment of any amount by such Bank to reimburse the Issuer for a drawing under any Letter of Credit) to be made by it hereunder or by the Company prior to the date on which the Company is to make a payment to the Agent for the account of the Agent, the Issuer or one or more of the Banks, as the case may be (such Bank or the Company being herein called the "Payor" and such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on the date that such Required Payment is to be made.
If the Payor is the Company and the Company has not in fact made the Required Payment to the Agent on or before such date, the Banks, ratably in proportion to their respective Commitment Percentages, shall, on demand, repay to the Agent the amount made available by the Agent, together with interest thereon from the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Fed Funds Rate for the first three days after demand and thereafter at the Fed Funds Rate plus 2%. (If the Payor is the Company, the provisions of Section 2.2(a) and Section 4.3(b) shall also apply.) If the Payor is a Bank and such Bank has not in fact made the Required Payment to the Agent on or before such date, such Bank shall, on demand, pay to the Agent the amount made available by the Agent on behalf of such Bank, together with interest thereon from the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Fed Funds Rate for each of the first three days after demand and for each day thereafter at the Fed Funds Rate plus 2%.

         5.7. Sharing of Payments, Etc. If a Bank or any participant of a Bank shall obtain payment of any principal of or interest on any Loan made by it under this Agreement or of any Reimbursement Obligation or other obligation to it under this Agreement, through the exercise of any right of set-off, banker's lien, counterclaim or similar right, or otherwise, such Bank or participant shall promptly purchase from the other Banks participations in the Loans made or Reimbursement Obligations or other obligations held by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks and participants shall share the benefit of such payment (net of any expenses which may be incurred by such Bank or its participant in obtaining or preserving such benefit) pro rata in accordance with the respective amounts then due to each of them. To such end all the Banks and their participants shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Company agrees, to the fullest extent it may effectively do so under applicable law, that any Person so purchasing a participation in the Obligations may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans, Reimbursement Obligations or other obligations in the amount of such participation. Nothing in this Agreement shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Company.

         Section 6.       Yield Protection and Illegality.

         6.1.    Additional Costs.

         (a) Subject to Section 12.8, the Company shall pay to the Agent, on demand, for the account of such Bank, from time to time such amounts as any Bank may reasonably determine to be necessary to compensate it for any costs incurred by such Bank which such Bank reasonably determines are attributable to its making or maintaining any Eurodollar Loan hereunder or its obligation to make or maintain any such Loan hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change which:

                 (1) subjects such Bank (or makes it apparent that such Bank is subject) to any tax (including any United States interest equalization tax), levy, impost, duty, charge or fee (collectively, "Taxes"), or any deduction or withholding for any Taxes on or from the payment due under any Eurodollar Loan or other amounts due hereunder, other than income and franchise taxes of the jurisdiction (or any subdivision thereof) in which such Bank has an office or its Applicable Lending Office; or

                 (2) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Note in respect of any of such Loans, other than changes which affect taxes measured by or imposed on the overall net income or franchise taxes of such Bank or of its Applicable Lending Office for any of such Loans by the jurisdiction (or any subdivision thereof) in which such Bank has an office or such Applicable Lending Office; or

                 (3) imposes or modifies or increases or deems applicable any Statutory Reserves or any other reserve, special deposit or similar requirement (including any such requirement imposed by the Board) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank or loans made by such Bank, or against any other funds, obligations or other property owned or held by such Bank; or

                 (4) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Each Bank will notify the Company through the Agent of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 6.1 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and (if so requested by the Company through the Agent) will designate a different available Applicable Lending Office for the Eurodollar Loans of such Bank or take such other action as the Company may reasonably request if such designation or action is consistent with the internal policy of such Bank and legal and regulatory restrictions, can be undertaken at no additional cost, will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, be disadvantageous to such Bank (provided that such Bank shall have no obligation so to designate an Applicable Lending Office located in the United States of America). Each Bank will furnish the Company with a statement setting forth the basis and amount of each request by such Bank for compensation under this Section 6.1, with each such statement to cover amounts accruing under this Section 6.1 with respect to a period beginning not earlier than 120 days from the date thereof and using any reasonable averaging and attribution methods.

         (b) Without limiting the effect of the foregoing provisions of this Section 6.1, in the event that, by reason of any Regulatory Change, any Bank either (1) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Eurodollar Loans or (2) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Company (with a copy to the Agent), the obligation of such Bank to make Eurodollar Loans hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (in which case the provisions of Section 6.4 shall be applicable).

         (c) Determinations and allocations by any Bank for purposes of this Section 6.1 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Loans or of making or maintaining Eurodollar Loans or on amounts receivable by it in respect of Eurodollar Loans, and of the additional amounts required to compensate such Bank in respect of any Additional Costs, shall be conclusive, absent manifest error, and may be made using any reasonable averaging and attribution methods.

         (d)     In the event any Bank shall seek compensation pursuant to this
Section 6.1, the Company may give notice to such Bank (with copies to the Agent) that it wishes to seek one or more Eligible Assignees (which may be one or more of the Banks) to purchase and assume the

Commitment, Loans, Note, Letter of Credit Liabilities and interests in this Agreement of such Bank. Each Bank requesting compensation pursuant to this
Section 6.1 agrees to sell its Commitment, Loans, Note, Letter of Credit Liabilities and interests in this Agreement pursuant to Section 12.6 (without recourse, representation or warranty except as provided in Section 12.6) to any such Eligible Assignee for an amount equal to (x) the sum of the outstanding unpaid principal of and accrued interest on such Loans, Note and Letter of Credit Advances, plus (y) in the case of the Issuer, Cover for the face amount of all undrawn Letter of Credit Liabilities plus (z) all other fees and amounts (including any compensation claimed by such Bank under this Section 6.1) owing to such Bank under the Credit Documents, calculated, in each case, to the date on which such Commitment, Loans, Note, Letter of Credit Liabilities and interests are purchased, whereupon such Bank shall have no further Commitment or other obligation to the Company under this Agreement or any other Credit Document in respect of matters arising after the consummation of such purchase, but shall continue to be entitled to the benefit of, and subject to any obligations incurred by it under, this Agreement and the other Credit Documents in respect of matters occurring during the time it was a Bank under this Agreement.

         6.2. Limitation on Types of Loans. Anything in this Agreement to the contrary notwithstanding, if, with respect to any Eurodollar Loans:

         (a) the Agent determines (which determination shall be conclusive absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Rate" in Section 1.1 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loans for Interest Periods therefor as provided in this Agreement; or

         (b) the Required Banks determine (which determination shall be conclusive absent manifest error) and notify the Agent that the relevant rates of interest referred to in the definition of "Eurodollar Rate" in Section 1.1 upon the basis of which the rates of interest for such Loans are to be determined do not accurately reflect the cost to such Banks of making or maintaining such Loans for any proposed Interest Periods therefor; or

         (c) the Agent determines (which determination shall be conclusive absent manifest error) that by reason of circumstances affecting the Eurodollar interbank market generally, deposits in dollars in the relevant Eurodollar interbank market are not being offered for the applicable Interest Period and in an amount equal to the amount of the Eurodollar Loan requested by the Company;

the Agent shall promptly notify the Company and each Bank thereof, and, so long as such condition remains in effect, the Banks shall be under no obligation to make Eurodollar Loans (but shall maintain until the end of the Interest Period then in effect the Eurodollar Loans then outstanding).

         6.3. Illegality. Notwithstanding any other provision of this Agreement to the contrary, if by reason of (x) the adoption or effectiveness of any applicable Legal Requirement, or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority, or compliance by any Bank with any request or directive (whether or not having the force of law) of any central bank or other Governmental Authority or (y) circumstances affecting the relevant Eurodollar interbank market or the position of a Bank therein, it shall at any time be unlawful or impracticable in the sole discretion of a Bank for such Bank or its Applicable Lending Office to (a) honor its obligation to permit the establishment of Eurodollar Loans hereunder or (b) maintain Eurodollar Loans hereunder, then such Bank through the Agent shall promptly notify the Company thereof, and the obligation of such Bank to establish or maintain Eurodollar Loans hereunder shall be suspended until such time as such Bank may again establish and maintain Eurodollar Loans, in which case the provisions of Section 6.4 shall be applicable. Before giving such notice pursuant to this Section 6.3, such Bank will designate a different available Applicable Lending Office for the Eurodollar Loans of such Bank or take such other action as the Company may reasonably request if such designation or action is consistent with the internal policy of such Bank and legal and regulatory restrictions, can be undertaken at no additional cost, will avoid the need to suspend such Bank's obligation to make Eurodollar Loans hereunder and will not, in the sole opinion of such Bank, be disadvantageous to such Bank (provided that such Bank shall have no obligation so to designate an Applicable Lending Office located in the United States of America).

         In the event any Bank shall seek to invoke the benefits of this
Section 6.3, the Company may give notice to such Bank (with copies to the Agent) that it wishes to seek one or more Eligible Assignees (which may be one or more of the Banks) to purchase and assume the Commitment, Loans, Note, Letter of Credit Liabilities and interests in this Agreement of such Bank.
Each Bank requesting to invoke the benefits of this Section 6.3 agrees to sell its Commitment, Loans, Note, Letter of Credit Liabilities and interests in this Agreement pursuant to Section 12.6 (without recourse, representation or warranty except as provided in Section 12.6) to any such Eligible Assignee for an amount equal to (x) the sum of the outstanding unpaid principal of and accrued interest on such Loans, Note and Letter of Credit Advances, plus (y) in the case of the Issuer, Cover for the face amount of all undrawn Letter of Credit Liabilities, plus (z) all other fees and amounts owing to such Bank under the Credit Documents, calculated, in each case, to the date on which such Commitment, Loans, Note, Letter of Credit Liabilities and interests are purchased, whereupon such Bank shall have no further Commitment or other obligation to the Company hereunder or any other Credit Document in respect of matters arising after the consummation of the purchase, but shall continue to be entitled to the benefit of, and subject to any obligation incurred by it under, this Agreement and the other Credit Documents in respect of matters occurring during the time it was a Bank under this Agreement.

         6.4. Substitute Alternate Base Rate Loans. If the obligation of any Bank to make or maintain Eurodollar Loans shall be suspended pursuant to
Section 6.1, 6.2 or 6.3, all Loans which would otherwise be made by such Bank as Eurodollar Loans shall be made instead as Alternate Base Rate Loans (and, if an event referred to in Section 6.1(b) or 6.3 has occurred and such Bank so requests by notice to the Company with a copy to the Agent, each Eurodollar Loan of such Bank then outstanding shall be automatically converted into an Alternate Base Rate Loan on the date specified by such Bank in such notice which shall be the last day of the current Interest Period with respect to such Eurodollar Loan or on such earlier date as required by law) and, to the extent that such Eurodollar Loans are so made as (or converted into) Alternate Base Rate Loans, all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Alternate Base Rate Loans.

         6.5. Compensation. Subject to Section 12.8, the Company shall pay to the Agent for the account of each Bank, within two Business Days after demand therefor by such Bank through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense incurred by it as a result of:

         (a) any payment, prepayment or Conversion of a Eurodollar Loan made by such Bank on a date other than the last day of an Interest Period for such Loan; or

         (b) any failure by the Company to borrow a Eurodollar Loan to be made by such Bank on the date for such borrowing specified in the relevant notice of borrowing under Section 5.5 or to convert an Alternate Base Rate Loan into a Eurodollar Loan on such date after giving notice of such Conversion or to continue a Eurodollar Loan after giving notice of such Continuation; or

         (c) any payment, prepayment or Conversion of a Eurodollar Loan required by any provision of this Agreement or otherwise made or deemed made on a date other than the last day of an Interest Period for such Eurodollar Loan; or

         (d) any cessation of the Eurodollar Rate to apply to any Loan or any part thereof;

including, in each case, any actual loss or expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits acquired to effect or maintain such Eurodollar Loan or any part thereof. Such compensation shall include an amount equal to the excess, if any, as reasonably determined by each Bank, of (1) its cost of obtaining the funds for the Loan being paid, prepaid or converted or not borrowed, converted or continued (assumed to be the applicable Eurodollar Rate) for the period from the date of such payment, prepayment or Conversion or failure to borrow, convert or continue to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue the Interest Period for such Loan which would have commenced on the date of such failure to borrow, convert or continue) over (2) the amount of interest (as reasonably determined by such Bank) that would be realized by such Bank in reemploying the funds so paid, prepaid or converted or not borrowed, converted or continued for such period or Interest Period, as the case may be. Each determination of the amount of such compensation by a Bank shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

         6.6. Additional Costs in Respect of Letters of Credit. If as a result of any Regulatory Change there shall be imposed, modified or deemed applicable any tax, reserve, special deposit or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued under this Agreement or participations in such Letters of Credit, and the result shall be to increase the cost to the Issuer or any Bank of issuing or maintaining any Letter of Credit or any participation therein, or reduce any amount receivable by the Issuer or any Bank in respect of any Letter of Credit or any participation therein (which increase in cost, or reduction in amount receivable, shall be the result of such Issuer's or such Bank's reasonable allocation of the aggregate of such increases or reductions resulting from such event), such Issuer or such Bank shall notify the Company through the Agent, and upon demand therefor by such Issuer or such Bank through the Agent, the Company (subject to Section 12.8) shall pay to the Issuer or such Bank, from time to time as specified by the Issuer or such Bank, such additional amounts as shall be sufficient to compensate the Issuer or such Bank for such increased costs or reductions in amount. Before making such demand pursuant to this Section 6.6, the Issuer or such Bank will designate a different available Applicable Lending Office for the Letter of Credit or participation or take such other action as the Company may request, if such designation or action will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of the Issuer or such Bank, be disadvantageous to the Issuer or such Bank. A statement as to such increased costs or reductions in amount incurred by the Issuer or such Bank, submitted by the Issuer or such Bank to the Company, shall cover amounts accruing under this Section 6.6 with respect to a period beginning not earlier than 120 days from the date thereof, shall be conclusive as to the amount thereof, absent manifest error, and may be prepared using any reasonable averaging and attribution method.

         In the event any Bank shall seek compensation pursuant to this Section 6.6, the Company may give notice to such Bank (with copies to the Agent) that it wishes to seek one or more Eligible Assignees (which may be one or more of the Banks) to purchase and assume the Commitment, Loans, Note, Letter of Credit Liabilities and interests in this Agreement of such Bank. Each Bank requesting compensation pursuant to this Section 6.6 each agrees to sell its Commitment, Loans, Note, Letter of Credit Liabilities and interests in this Agreement pursuant to Section 12.6 (without recourse, representation or warranty except as provided in Section 12.6) to any such Eligible Assignee for an amount equal to (x) the sum of the outstanding unpaid principal of and accrued interest on such Loans, Note and Letter of Credit Advances, plus (y) all other fees and amounts (including any compensation claimed by such Bank under this Section 6.6) owing to such Bank under the Credit Documents, calculated, in each case, to the date such Commitment, Loans, Note, Letter of Credit Liabilities and interests in this Agreement are purchased, whereupon such Bank shall have no further Commitment or other obligation to the Company under this Agreement or any other Credit Document in respect of matters arising after the consummation of such purchase, but shall continue to be entitled to the benefit of, and subject to any obligation incurred by it under, this Agreement and the other Credit Documents in respect of matters occurring during the time it was a Bank under this Agreement.

         In the event any Issuer shall seek compensation pursuant to this
Section 6.6, the Company may give notice to such Issuer (with copies to the Agent) that it wishes another of the Banks to become the Issuer for future Letters of Credit (including any Letters of Credit which the Company may arrange to substitute for any Letter of Credit issued by the retiring Issuer), whereupon such retiring Issuer shall have no further obligation to issue Letters of Credit, but shall continue to be entitled to the benefit of, and subject to any obligation incurred by it under, this Agreement and the other Credit Documents in respect of matters occurring and Letters of Credit issued during the time it was the Issuer under this Agreement. Notwithstanding its retirement, the retiring Issuer shall continue to be entitled to reimbursement of any and all Letter of Credit Advances made by it under each Letter of Credit issued by it. All fees and other amounts (including any compensation claimed by the retiring Issuer under this Section 6.6) owing to the retiring Issuer under the Credit Documents shall be paid to the retiring Issuer at the time of its retirement as Issuer, and the retiring Issuer shall continue to be the Issuer for all purposes of this Agreement with respect to any outstanding Letters of Credit theretofore issued by it.

         6.7.    Capital Adequacy.  If any Bank shall have determined that

         (a) the adoption after the date of this Agreement or the effectiveness after the date of this Agreement (regardless of whether previously announced) of any applicable Legal Requirement or treaty regarding capital adequacy, or

         (b) any change after the date of this Agreement in any existing or future Legal Requirement or treaty regarding capital adequacy, or

         (c) any change after the date of this Agreement in the interpretation or administration of any existing or future Legal Requirement or treaty regarding capital adequacy by any Governmental Authority or comparable agency charged with the interpretation or administration thereof, or

         (d) compliance by any Bank (or its Applicable Lending Office) with any request or directive after the date of this Agreement regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority or comparable agency has or would have the effect of reducing the rate of return on the capital of such Bank (or any holding company of which such Bank is a part) as a consequence of its obligations under this Agreement and the other Credit Documents to a level below that which such Bank or holding company could have achieved but for such adoption, change or compliance by an amount deemed by such Bank or holding company to be material, then, from time to time, on demand by such Bank (with a copy to the Agent), the Company (subject to Section 12.8) shall pay to such Bank such additional amount or amounts as will compensate such Bank or holding company for such reduction.
The certificate of any Bank setting forth such amount or amounts as shall be necessary to compensate it and the basis therefor shall cover amounts accruing under this Section 6.7 with respect to a period beginning not earlier than 120 days from the date thereof and shall be conclusive and binding, absent manifest error. The Company shall pay the amount shown as due on any such certificate upon delivery of such certificate. In preparing such certificate, a Bank may take into consideration such Bank's and such holding company's policies with respect to capital adequacy, employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable, and use any reasonable averaging and attribution method.

         In the event any Bank shall seek compensation pursuant to this Section 6.7, the Company may give notice to such Bank (with copies to the Agent) that it wishes to seek one or more Eligible Assignees (which may be one or more of the Banks) to purchase and assume the Commitment, Loans, Note, Letter of Credit Liabilities and interests in this Agreement of such Bank. Each Bank requesting compensation pursuant to this Section 6.7 agrees to sell its Commitment, Loans, Note, Letter of Credit Liabilities and interests in this Agreement pursuant to
Section 12.6 (without recourse, representation or warranty except as provided in Section 12.6) to any such Eligible Assignee for an amount equal to (x) the sum of the outstanding unpaid principal of and accrued interest on such Loans, Note and Letter of Credit Advances, plus (y) in the case of the Issuer, Cover for the face amount of all undrawn Letter of Credit Liabilities, plus (z) all other fees and amounts (including any compensation claimed by such Bank under this Section 6.7) owing to such Bank under the Credit Documents, calculated, in each case, to the date on which such Commitment, Loans, Note, Letter of Credit Liabilities and interests are purchased, whereupon such Bank shall have no further Commitment or other obligation to the Company under this Agreement or any other Credit Document in respect of matters arising after the consummation of such purchase, but shall continue to be entitled to the benefit of, and subject to any obligation incurred by it under, this Agreement and the other Credit Documents in respect of matters occurring during the time it was a Bank under this Agreement.

         Section 7.       Conditions Precedent.

         7.1. Initial Conditions Precedent. The obligation of each Bank to make its initial Loan to the Company pursuant to this Agreement and the obligation of the Issuer to issue the first Letter of Credit pursuant to this Agreement are each subject to the following conditions precedent, each of which shall have been fulfilled or waived in the discretion of the Agent:

         (a) Corporate Action and Status. The Agent shall have received copies of the Organizational Documents of the Company certified by the Secretary of the Company, and resolutions of the Board of Directors of the Company, certified by the Secretary of the Company, for all corporate action taken by the Company authorizing the execution, delivery and performance of the Credit Documents to which the Company is a party, together with such certificates as may be appropriate to demonstrate the existence, qualification and good standing of and payment of taxes by each member of the Combined Group in each jurisdiction in which such qualification is required to make true the representations contained in Section 8.1.

         (b) Incumbency. The Company shall have delivered to the Agent a certificate in respect of the name and signature of each officer who (i) is authorized to sign on its behalf the applicable Credit Documents to which the Company is a party and (ii) will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing docu-ments and giving notices and other communications in connection with this Agreement and the other Credit Documents. The Agent and each Bank may conclusively rely on such certificates until they receive notice in writing from the Company to the contrary.

         (c) Notes. The Agent shall have received the appropriate Note of the Company for each Bank, duly completed and executed.

         (d) Credit Documents. The Company shall have duly executed and delivered the other Credit Documents to which it is a party, and each such Credit Document shall be in Proper Form. Each such Credit Document shall be in substantially the form furnished to the Banks prior to their execution of this Agreement, together with such changes therein as the Agent may approve in its discretion. The Company shall have paid to the Agent all fees and expenses in the amounts previously agreed upon in writing among the Company and the Agent and all amounts due under Section 12.3.

         (e) Acquisition Documents. The Agent shall have received certified copies of the documents executed and delivered in connection with the Acquisition, each fully executed by all parties thereto.

         (f) Opinions of Counsel to the Company. The Agent shall have received the opinions of Andrews & Kurth L.L.P. and of Terry L. Anderson, counsel to the Company, substantially in the forms of Schedules III and IV, respectively, and the opinion of Andrews & Kurth L.L.P. as to choice of law matters, substantially in the form of Schedule VII.

         (g) Counterparts. The Agent shall have executed and delivered a counterpart of this Agreement and shall have received counterparts of each of the Credit Documents duly executed and delivered by or on behalf of each of the other parties thereto (or, in the case of any Bank as to which the Agent shall not have received such a counterpart, the Agent shall have received evidence satisfactory to it of the execution and delivery by such Bank of a counterpart hereof).

         (h) Consents. The Agent shall have received evidence satisfactory to it in its discretion that all consents of each Governmental Authority, of the holders of the Senior Notes and of each other Person, if any, required in connection with the Loans and Letters of Credit, the execution, delivery and performance of the Credit Documents, and the Acquisition, or any of the foregoing, have been received and remain in full force and effect.

         (i) Acquisition. The Agent shall have received evidence satisfactory to it in its discretion that the Company has completed the Acquisition on terms substantially the same as those disclosed to the Banks before the date of this Agreement. McFarland shall have been designated a Restricted Subsidiary.

         (j) Other Documents. The Agent shall have received such other documents consistent with the terms of this Agreement and relating to the transactions contemplated hereby as the Agent may reasonably request.

         (k) Termination of Existing Credit Facility. The Agent shall have received evidence satisfactory to it in its discretion that the Company has terminated the Existing Credit Facility; the Company shall have repaid all borrowings thereunder, and all commitments thereunder shall have terminated.

         All provisions and payments required by this Section 7.1 are subject to the provisions of Section 12.8.

         7.2. All Loans and Letters of Credit. The obligation of each Bank to make any Loan (including its initial Loan) to be made by it hereunder and the obligation of the Issuer to issue any Letter of Credit (including the first Letter of Credit) are each subject to the additional conditions precedent that, as of the date of such Loan or such issuance, and after giving effect thereto:

         (a) no Default shall have occurred and be continuing and no Borrowing Base Deficiency shall exist;

         (b) there shall have been no Material Adverse Change since December 31, 1996; provided, however, that at all times when the Company's unsecured and unenhanced senior long-term debt is rated at least BBB- (or its equivalent) by S&P or at least Baa3 (or its equivalent) by Moody's, the date "December 31, 1996" in the previous clause shall instead be "the effective date of the Company's most recent audited financial statements delivered to the Agent";

         (c) all representations and warranties made in each Credit Document (other than in Section 8.2(b) of this Agreement) shall be true and correct in all material respects on and as of the date of the making of such Loan or the issuance of such Letter of Credit, with the same force and effect as if made on and as of such date (except as the same are expressly stated in the Credit Documents to be made only as of a specific earlier date, in which case the same shall have been true and correct in all material respects as of such earlier date, and except that insofar and insofar only as they apply to or involve McFarland, the representations and warranties in Sections 8.1, 8.3, 8.4, 8.5, 8.8, 8.9, 8.13 and 8.14 shall be made only in connection with Loans and Letters of Credit, in each case requested on or after December 31, 1997);

         (d) except for Loans and Letters of Credit made or issued on the date of this Agreement, and except for Existing Letters of Credit, the Company shall have delivered to the Agent a Request for Extension of Credit (and, in the case of a Letter of Credit, a completed Application) within the time specified in Section 5.5; and

         (e) the making of such Loan or the issuance of such Letter of Credit shall not be prohibited by, or subject the Agent or such Bank to any penalty under, any Legal Requirement applicable to the Agent or such Bank.

         The borrowing of the initial Loans and the issuance of the initial Letter of Credit under this Agreement and each Request for Extension of Credit in respect of each Loan and each Letter of Credit by the Company hereunder shall constitute and include a representation and warranty by the Company to the effect set forth in subsections (a) through (c) (if applicable) of this
Section 7.2 (both as of the date of such notice and, unless the Company otherwise notifies the Agent prior to the date of such borrowing or issuance, as of the date of such borrowing or issuance). Except in the case of Loans and Letters of Credit made or issued on the date hereof, such representation and warranty shall be accompanied by a certificate of the Chief Executive Officer, President, Chief Financial Officer or Treasurer of the Company setting forth in reasonable detail the calculations of the Company in making such representation and warranty.

         7.3. Conversions into and Continuations of Eurodollar Loans. The obligation of each of the Banks to convert any Alternate Base Rate Loan into a Eurodollar Loan or to continue any Eurodollar Loan for a new Interest Period is subject to the conditions precedent that on the date of such Conversion or Continuation and after giving effect thereto (a) no Default shall have occurred and be continuing, (b) the Company shall have delivered to the Agent a Rate Designation Notice within the time specified in Section 5.5, and (c) such Conversion or Continuation shall not be prohibited by, or subject such Bank to any penalty under, any Legal Requirement applicable to such Bank. The acceptance of the benefits of such Conversion or Continuation shall constitute a representation and warranty by the Company to each of the Banks to the effect set forth in clause (a) Eurodollar Loans may be converted into Alternate Base Rate Loans at any time provided that (a) the Company shall have delivered to the Agent a Rate Designation Notice within the time specified in Section 5.5, and (b) such Conversion or Continuation shall not be prohibited by, or subject such Bank to any penalty under, any Legal Requirement applicable to such Bank.

         Section 8. Representations and Warranties. To induce the Agent and the Banks to enter into this Agreement and to extend credit under it, the Company represents and warrants (such representations and warranties to survive any investigation, the making of the Loans and the issuance of the Letters of Credit) to the Banks and the Agent as follows:

         8.1. Corporate Existence. Each member of the Combined Group (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite power and authority, and has all licenses, permits, authorizations, consents and approvals necessary, to own its property and carry on its business as now being conducted, and (c) is qualified to do business, and is in good standing, in all jurisdictions in which any of the Petroleum Properties which it owns are located or the nature of the business conducted by it makes such qualification necessary or advisable, unless the failure to be so qualified or in good standing would not individually or in the aggregate have a material adverse effect on the business, financial condition or results of operations of the Combined Group taken as a whole. The Company is qualified to do business and is in good standing in the State of California.

         8.2.    Information.

         (a) The most recent consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of operations, changes in financial position and cash flows for the period then ended, together with the respective notes thereto, delivered to each of the Banks in accordance with the provisions of Section 9.1(a) or (b), as the case may be (the latest of such financial statements and the notes thereto being referred to herein as the "Most Recent Financial Statements"), fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of such date and their consolidated results of operations for the period then ended in conformity with GAAP.

         (b) Since the date of this Agreement, there has been no Material Adverse Change.

         8.3. Litigation; Compliance. Except as disclosed in writing to the Banks prior to the date hereof, there are no legal or arbitral proceedings or any proceedings by or before any Governmental Authority now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries which, if adversely determined, would cause a Material Adverse Change. The Company and its Subsidiaries comply in all material respects with all applicable material (based on the Company and its Subsidiaries taken as a whole) Legal Requirements (other than the Applicable Environmental Laws, representations and warranties regarding which are found in
Section 8.13). Neither the Company nor any of its Subsidiaries is in default in any material respect under, or in violation of, any material (based on the Company and its Subsidiaries taken as a whole) judgment, order or decree of any Governmental Authority.

         8.4. No Breach. None of the execution and delivery of the Credit Documents, the consummation of the transactions therein contemplated or compliance with the terms and provisions thereof will conflict with or result in a breach of, or require any consent that has not been obtained under, the Organizational Documents of the Company or any of its Subsidiaries or any material Legal Requirement (including any securities law, rule or regulation) applicable to the Company or any of its Subsidiaries or (except for the Liens permitted by this Agreement) result in the creation or imposition of any Lien upon any of the revenues or property of the Company or any of its Subsidiaries. Such execution, delivery, consummation and compliance do not and will not conflict with or result in a breach of any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of them is subject, or constitute a default under any such agreement or instrument.

         8.5. Necessary Action. The Company has all necessary power and authority to execute, deliver and perform its obligations under the Credit Documents and the documentation necessary to consummate the transactions contemplated therein and the Acquisition. The execution, delivery and performance of the Credit Documents by the Company and the consummation by the Company of the transactions contemplated therein have been duly authorized by all necessary action on the part of the Company. The Credit Documents have been duly and validly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general equitable principles.

         8.6. Approvals. All authorizations, approvals and consents of, and all filings and registrations with, all Governmental Authorities, the holders of the Senior Notes and each other Person necessary for the execution, delivery or performance of any Credit Document, the consummation by the Company of the transactions contemplated therein, or the Acquisition, or for the validity or enforceability of the Credit Documents have been obtained and are in full force and effect.

         8.7. Regulations G, T, U and X. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement, the Loans or the Notes to violate Regulation G, T, U or X or any other regulation of the Board or to violate the Securities Exchange Act of 1934, as amended, in each case as in effect now or as the same may hereafter be in effect. "Margin stock" (as defined in Regulations G, T, and U) does not, and giving effect to the acquisition of all of the stock of McFarland will not, constitute 25% or more of the assets of the Company and its Subsidiaries, and the Company does not intend or foresee that such margin stock will constitute 25% or more of such assets at any time during the term of this Agreement. The parties acknowledge that neither the Agent nor any Bank is relying upon as collateral any margin stock, whether issued by the Company, currently owned by the Company or any Restricted Subsidiary or intended to be acquired by the Company or any Restricted Subsidiary. The Company warrants and covenants that it shall not take any action that would result, in the absence of the application of the following sentence, in any credit that may be (or that may have been) advanced under this Agreement being classified as purpose credit directly or indirectly secured by margin stock within the meaning of Regulation
U. Notwithstanding any term contained in this Agreement to the contrary, if any purpose credit extended or deemed to be extended under this Agreement should nevertheless ever be deemed to be indirectly secured by margin stock, then, during such time that such condition exists: (i) the Company (without regard to any restriction contained in the Credit Documents) may sell, pledge or otherwise dispose of the Excess Portion of margin stock (and the exercise of such right shall not constitute cause for accelerating the maturity of the Obligations); and (ii) the Company shall not utilize any of its assets that are not margin stock to acquire any margin stock directly or indirectly. As used in this Section 8.7: (A) "Regulation U" means those regulations concerning credit provided by banks for the purpose of purchasing or carrying margin stock set forth at Part 211 of Volume 12 of the Code of Federal Regulations, as the same may be amended from time to time; (B) "indirectly secured" and "purpose credit" shall have the meanings ascribed to those phrases in Section 221.2 of Regulation U; (iii) "Excess Portion of margin stock" means that portion of the margin stock directly or indirectly owned by the Company (and, where the value of all margin stock so owned by the Company exceeds the Regulation U Limit, the Company shall promptly identify to the Agent the particular shares from among them which shall be included in such portion exceeding the Regulation U Limit) that has a value, when added to the value of all other margin stock indirectly securing the credit extended under this Agreement, that would cause the total value of the margin stock indirectly securing the credit to exceed the Regulation U Limit; and (iv) "Regulation U Limit" means that amount equal to twenty-five (25%) of the value of the Company's properties or assets that are then subject to any restriction in this Agreement on the disposition thereof or the creation of Liens thereon.

         8.8. ERISA. The Company and each ERISA Affiliate have fulfilled their contribution obligations under each Plan subject to Title IV of ERISA and have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan subject to Title IV of ERISA, and in all other regards with respect to each Plan are in material compliance with the applicable provisions of ERISA, the Code, and all other applicable laws, regulations and rules, to the extent that noncompliance with such provisions would result in a Material Adverse Change. The Company has no knowledge of any event with respect to each Plan which could result in a Material Adverse Change.

         8.9. Taxes. Each of the Company and its Subsidiaries has filed all United States federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except to the extent the same may be contested in good faith by appropriate proceedings diligently conducted for which adequate reserves have been established in accordance with GAAP. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes and other governmental charges, as made on a periodic basis, are adequate.

         8.10. Subsidiaries. Schedule I as supplemented from time to time by notice from the Company to the Agent is a complete and correct list of all Subsidiaries of the Company. All shares or other indicia of equity interest of the Restricted Subsidiaries directly or indirectly owned by the Company are free and clear of Liens (except Permitted Encumbrances and Liens permitted by Section 9.7(a)(7)), and all such shares are validly issued, fully paid and non-assessable.

         8.11. Investment Company Act. No member of the Combined Group is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or directly or indirectly controlled by or acting on behalf of any Person which is an "investment company", within the meaning of said Act.

         8.12. Public Utility Holding Company Act; Federal Power Act. No member of the Combined Group is a "public utility company", or an "affiliate" or a "subsidiary company" of a "public utility company", or a "holding company", or an "affiliate" or a "subsidiary company" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or a "public utility" as such term is defined in the Federal Power Act, as amended.

         8.13. Environmental Matters. Except as disclosed in writing to the Agent prior to the date hereof, the Company and its Subsidiaries, and the plants and sites of each, have complied with all Applicable Environmental Laws, except, in any such case, where such failure to so comply would not result in a Material Adverse Change. Without limiting the generality of the preceding sentence, neither the Company nor any of its Subsidiaries has received notice of or has actual knowledge of any actual or claimed or asserted failure so to comply with Applicable Environmental Laws or of any other Environmental Claim which alone or together with all other such failures or Environmental Claims is material and would result in a Material Adverse Change. Except as disclosed in writing to the Agent prior to the date hereof, neither the Company nor any of its Subsidiaries nor their plants or other sites manage, generate or dispose of, or during their respective period of use, ownership, occupancy or operation by the Company or its Subsidiaries have managed, generated, released or disposed of, any hazardous wastes, solid wastes, petroleum substances, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used or defined in the Applicable Environmental Laws, in material violation of or in a manner which would result in liability under the Applicable Environmental Laws or any other applicable Legal Requirement, or in a manner which would result in an Environmental Claim except where such noncompliance or liability or Environmental Claim would not result in a Material Adverse Change. The representation and warranty contained in this Section 8.13 is based in its entirety upon (a) current interpretations and enforcement policies that have been publicly disseminated and are used by Governmental Authorities charged with the enforcement of the Applicable Environmental Laws or which apply to the Company or any of its Subsidiaries with respect to any property or sites in a particular jurisdiction and (b) current levels of publicly disseminated scientific knowledge concerning the detection of, and the health and environmental risks associated with the discharge of, substances and pollutants regulated pursuant to the Applicable Environmental Laws.

         8.14.   Title.

         (a) Each member of the Combined Group has good and defensible title to the oil, gas and mineral properties shown as owned by it and included in the Most Recent Engineering Report furnished to the Banks.

         (b) Such properties and facilities are free and clear of all Liens, except Permitted Encumbrances and other Liens permitted hereby.

         (c) All oil, gas and mineral leases and leasehold estates, gas purchase and sales contracts and other agreements comprising or relating to any of such properties are valid and subsisting and in full force and effect, except for those leases, estates, contracts, easements, rights-of-way and agreements which are in the aggregate not material to oil, gas and mineral properties included in the Most Recent Engineering Report furnished to the Banks, taken as a whole.

         (d) All rights, permits, easements, servitudes and rights-of-way, failure to have or maintain which would materially interfere with the development, maintenance and operation of such properties so as to cause a Material Adverse Change, have been obtained and are in full force and effect.

         8.15. Restricted Investments. On the date of this Agreement, the Company and its Subsidiaries own no Restricted Investments.

         Section 9. Covenants. The Company covenants to and agrees with the Banks and the Agent that until the termination of this Agreement pursuant to Section 12.7:

         9.1. Financial Statements and Certificates. The Company will deliver in duplicate:

         (a) to each Bank, (A) as soon as practicable and in any event within 60 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, commencing with the quarterly period ending September 30, 1997, consolidated and consolidating statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for the period from the beginning of the then-current fiscal year to the end of such quarterly period, and a consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such quarterly period, setting forth (1) as to each account affected thereby, all eliminating entries for the Unrestricted Subsidiaries as a group and (2) the resulting consolidated and consolidating figures for the Company and the Restricted Subsidiaries, and on and after December 31, 1997, setting forth in each case in comparative form figures as of the end of and for the corresponding period in the preceding fiscal year, all in reasonable detail and unaudited but certified by an authorized financial officer of the Company as fairly presenting the financial position and results of operations of the Company and its Subsidiaries as of the date thereof and the period then ended, subject to changes resulting from year-end adjustments; provided, however, that delivery of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (A) with respect to consolidated financial statements if such financial statements are included in such report; and (B) prior to the consummation of the Spin-Off, as soon as practicable and in any event within 60 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations, stockholders' equity and cash flows of SFER and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of SFER and its Subsidiaries as of the end of such quarterly period, and, on and after December 31, 1997, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and unaudited but certified by an authorized financial officer of SFER, subject to changes resulting from year- end adjustments; provided, however, that delivery of copies of the Quarterly Report on Form 10-Q of SFER for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (B) with respect to consolidated financial statements if such financial statements are included in such report;

         (b) to each Bank, (A) as soon as practicable and in any event within 120 days after the end of each fiscal year, commencing with the year ending December 31, 1997, consolidated and consolidating statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for such year, and a consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, setting forth (1) as to each account affected thereby, all eliminating entries for the Unrestricted Subsidiaries as a group and (2) the resulting consolidated and consolidating figures for the Company and the Restricted Subsidiaries, and on and after December 31, 1997, setting forth in each case in comparative form corresponding consolidating figures from the preceding annual audit, all in reasonable detail and which shall be reported on by Price Waterhouse LLP or other independent public accountants of recognized national standing selected by the Company whose report shall (A) contain an opinion that shall be unqualified as to the scope or limitations imposed by the Company and shall not be subject to any other material qualification and (B) state that such financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries at the dates indicated and their cash flows and the results of their operations and the changes in their financial position for the periods indicated in conformity with GAAP, and shall be accompanied by a report of such independent public accountants stating that
(W) such audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole; (X) the consolidating information set forth therein is presented for purposes of additional analysis rather than to present the financial position, results of operations and cash flows of the individual companies; (Y) such consolidating information has been subjected to the auditing procedures applied in the audit of the basic financial statements, and (Z) in such independent public accountants' opinion, such consolidating information is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole, with such changes thereto as such accountants reasonably determine to be appropriate under the circumstances; provided, however, that delivery of copies of the Annual Report on Form 10-K of the Company for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (A) with respect to consolidated financial statements if such financial statements are included in such report; and (B) prior to the consummation of the Spin-Off, as soon as practicable and in any event within 120 days after the end of each fiscal year, consolidated statements of operations, stockholders' equity and cash flows of SFER and its Subsidiaries for such year, and a consolidated balance sheet of SFER and its Subsidiaries as of the end of such fiscal year, and, on and after December 31, 1997, setting forth in each case figures from the preceding annual audit, all in reasonable detail and which shall be reported on by Price Waterhouse LLP or other independent public accountants of recognized national standing selected by SFER whose report shall (A) contain an opinion that shall be unqualified as to the scope or limitations imposed by SFER and shall not be subject to any other material qualification and (B) state that such financial statements present fairly, in all material respects, the financial position of SFER and its Subsidiaries at the dates indicated and their cash flows and the results of their operations and the changes in their financial position for the periods indicated in conformity with GAAP, and shall be accompanied by a report of such independent public accountants stating that such audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole, with such changes thereto as such accountants reasonably determine to be appropriate under the circumstances; provided, however, that delivery of copies of the Annual Report on Form 10-K of SFER for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (B) with respect to consolidated financial statements if such financial statements are included in such report;

         (c) to each Bank, promptly upon transmission thereof, copies of all financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits, and other than registration statements and reports relating to employee benefit or compensation plans) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to any or all of the functions of the Securities and Exchange Commission);

         (d) to each Bank, promptly upon receipt thereof, a copy of each other report submitted to the Company or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any such Subsidiary;

         (e) to each Bank, as soon as practicable and in any event within 15 days after any executive officer of the Company obtains knowledge (1) of any Default or any condition or event which, in the opinion of management of the Company, would cause a Material Adverse Change (to the extent affecting the Company and its Subsidiaries in a materially different manner or extent than the oil and gas industry generally); (2) that any Person has given any notice to the Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in
Section 10.1(b) or (n); (3) of the institution of any litigation involving claims against the Company or any of its Subsidiaries equal to or greater than $7,500,000 with respect to any single cause of action or of any adverse determination in any court proceeding in any litigation involving a potential liability to the Company or any of its Subsidiaries equal to or greater than $7,500,000 with respect to any single cause of action which makes the likelihood of an adverse determination in such litigation against the Company or such Subsidiary substantially more probable; (4) of any regulatory proceeding which, if determined adversely to the Company, would cause a Material Adverse Change (to the extent affecting the Company and its Subsidiaries in a materially different manner or extent than the oil and gas industry generally); and (5) of the execution and delivery by the Company or any of its Restricted Subsidiaries of any agreement for a Triggering Asset Sale of Petroleum Properties, an Officer's Certificate specifying the details thereof (such as, for example, the nature and period of existence of such Default, the notice given or action taken by such Person and the nature of any such claimed Default, event or condition, the details of such proceeding, litigation or dispute and the Petroleum Properties to be sold, the proposed purchase price and the expected date of such sale) and, in each case, what action the Company and any affected Subsidiary has taken, is taking or proposes to take with respect thereto;

         (f) to each Bank, (1) promptly after the filing or receiving thereof, copies of all annual reports and such other material reports and notices which the Company or any ERISA Affiliate files under ERISA with the Internal Revenue Service, the PBGC, the U.S. Department of Labor or any





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
entity succeeding to any or all of their respective functions with respect to a Plan that is subject to Title IV of ERISA; (2) promptly upon acquiring knowledge of any "reportable event" (as defined in Section 4043 of ERISA) or of any "prohibited transaction," as such term is defined in the Code or ERISA, in connection with any Plan which may result in a Material Adverse Change, a statement executed by the President or Chief Financial Officer of the Company or the applicable ERISA Affiliate, setting forth the details thereof and the action which the Company or the ERISA Affiliate proposes to take with respect thereto and, when known, any action taken by the PBGC, the Internal Revenue Service, the U.S. Department of Labor (or any entity succeeding to any or all of the functions of any such entity) with respect thereto; (3) promptly after the filing or receiving thereof by the Company or any ERISA Affiliate, any notice of the institution of any proceedings or other actions which may result in the termination of any Plan or notice of complete or partial withdrawal liability under Title IV of ERISA, and (4) each request for waiver of the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code promptly after the request is submitted by the Company or any ERISA Affiliate, to the Secretary of the Treasury, the U.S. Department of Labor or the Internal Revenue Service (or any entity succeeding to any or all of the functions of any such entity), as the case may be;

         (g) to each Bank, as soon as available but in no event later than February 28 of each year, an Independent Engineering Report reflecting data as of December 31 of the prior year and, upon the request of the Agent or the Required Banks, promptly after June 30 of each year, but in no event later than September 1 of each year, a Company Report;

         (h) to the Agent, no later than the first Quarterly Date after the formation or acquisition of any Subsidiary of the Company, notice of such formation or acquisition stating the name, jurisdiction of organization, percentage owned by the Company, whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary, and other relevant information;

         (i) to the Agent, (i) as soon as practicable and in any event within 15 days after each Quarterly Date, (ii) as soon as practicable and in any event within 15 days after each incurrence of an Other Liability which, together with all other Other Liabilities incurred since the most recent determination of the Available Borrowing, Base exceeds $10,000,000, and (iii) whenever the Company shall desire, an Other Liabilities Report; and

         (j) to each Bank, with reasonable promptness, such other information respecting the business, financial condition or results of operations of the Company or any of its Subsidiaries as the Agent or any Bank may reasonably request.

Additionally, the Company will deliver to each Bank:

         (x) Together with each delivery of financial statements required by subsection (a) above, an Officer's Certificate demonstrating (with applicable computations in reasonable detail) compliance by the Company and the Restricted Subsidiaries with the provisions of Sections 9.6,





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
9.7(b)(2) and (3), 9.7(c), 9.7(d), 9.7(e), 9.7(f), 9.9, 9.10 and 9.11 as at the
date of the balance sheet included in such financial statements and stating that at the date of such Officer's Certificate there exists no Default, or, if any Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto; and

         (y) Together with each delivery of financial statements required by subsection (b) above, a certificate of such accountants stating that, in conducting the audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards they have obtained no knowledge of any Default arising under Section 10.1(a), (b) or (i) or any Default arising under Section 10.1(d) that occurs as result of the breach or violation by the Company or the Restricted Subsidiaries of Sections 9.6, 9.7(b), (c), (d), (e), (f), or (g), 9.8, 9.9, 9.10 or 9.11 or, if they have obtained knowledge of any such Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to the Agent or any Bank by reason of their failure to obtain knowledge of any such Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards. The Company also covenants that forthwith upon the Chief Executive Officer, Principal Financial Officer or principal accounting officer obtaining knowledge of an Event of Default or Default, it will deliver to each Bank an Officer's Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

         9.2. Inspection of Property. The Company will permit, and cause each of its Subsidiaries to permit, any Person designated in writing by any Bank, at such Bank's expense and risk, to visit and inspect any of the properties of the Company and its Subsidiaries; and also to examine the corporate books and financial records of the Company and its Subsidiaries and to make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of such Persons with the executive officers of the Company and its Subsidiaries, the petroleum reserve engineers employed by the Company and its Subsidiaries and the Company's independent public accountants, all at such reasonable times, with a representative of the Company present and as often as such Bank may reasonably request, and will assist such Person or Persons in all such activities.

         9.3. Compliance with Environmental Laws. The Company will, and will cause each of its Subsidiaries and each of its Affiliates that are controlled by the Company or its Subsidiaries to, comply in a timely fashion with, or operate pursuant to valid waivers of the provisions of, all Applicable Environmental Laws, except where non-compliance would neither (a) result in a Material Adverse Change nor (b) subject the Agent or any Bank to any liability for such non-compliance (provided that the Company shall not be in default of this clause (b) if the Company indemnifies each of the Agent, Banks or any of them subjected to such liability and provides collateral to secure such indemnification, all to the extent required by the Person subjected to such liability in its sole and unfettered discretion). THE COMPANY AGREES TO INDEMNIFY AND HOLD THE AGENT AND EACH BANK, AND THEIR RESPECTIVE OFFICERS, AGENTS AND EMPLOYEES HARMLESS FROM ANY LOSS, LIABILITY, CLAIM OR EXPENSE





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
WHICH ANY SUCH PERSON MAY INCUR OR SUFFER AS A RESULT OF A BREACH BY THE COMPANY OR ITS SUBSIDIARIES OR AFFILIATES, AS THE CASE MAY BE, OF THIS COVENANT. The Company shall not be deemed to have breached or violated this
Section 9.3 if the Company or the applicable Subsidiary or Affiliate, as the case may be, is challenging in good faith by appropriate proceedings diligently pursued, and subject to the indemnification obligations of this Section 9.3, the application or enforcement of any such Applicable Environmental Laws for which adequate reserves have been established in accordance with GAAP.

         9.4. Payment of Taxes. The Company will, and will cause each of its Subsidiaries to, pay, or have paid on its behalf, before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent contested in good faith by appropriate proceedings diligently conducted for which adequate reserves have been established in accordance with GAAP.

         9.5. Maintenance of Insurance. The Company and each of its Subsidiaries will carry and maintain insurance (subject to self-insurance in the maximum amount of $10,000,000, customary deductibles and retentions) in at least such amounts and against such liabilities and hazards and by such methods as customarily maintained by other companies operating similar businesses and, together with each delivery of financial statements required by Section 9.1(b) will deliver to the Agent for each Bank an Officer's Certificate specifying the details of such insurance in effect. Upon the request of the Agent or any Bank, the Company shall promptly deliver to the Agent one or more current certificates of the insurer or insurers providing the insurance required by this Section 9.5 to the effect that such insurance may not be canceled, reduced or affected in any manner without 30 days' prior written notice to the Agent.

         9.6. Restricted Payments and Restricted Investments. The Company will not and will not permit any Restricted Subsidiary to (a) make any Restricted Investment or (b) pay or declare any dividend on any class of its stock or make any other distribution on account of any class of its stock, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its stock (all of the foregoing described in subsection (b) above being herein called "Restricted Payments") (1) except out of Consolidated Net Earnings Available for Restricted Payments and Restricted Investments; and (2) unless, after giving effect to any such Restricted Investment or Restricted Payment, as the case may be, no Default and no Borrowing Base Deficiency shall have occurred and be continuing.

         Notwithstanding the foregoing, the Company will not, in any event, in any fiscal year prior to the fiscal year in which the Spin-Off is consummated and, in the case of the fiscal year in which the Spin-Off is consummated, the portion of the fiscal year preceding the consummation of the Spin-Off, make Restricted Payments to or Restricted Investments in SFER or any Ineligible Subsidiary in excess of $31,000,000 in the aggregate for each such fiscal year or portion thereof.





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         "Consolidated Net Earnings Available for Restricted Payments and
Restricted Investments" shall mean an amount equal to

         (a)     the sum of (1) $62,000,000; plus (2) 100% (or minus 100% in case of a deficit) of Consolidated Net Earnings for the period (taken as one accounting period) commencing on the Date of Closing (the "Commencement Date") and terminating at the end of the last fiscal quarter preceding the date of any proposed Restricted Investment or Restricted Payment, as the case may be; plus
(3) the net cash proceeds received by the Company or any Restricted Subsidiary from the sale of any shares of its stock after the Commencement Date, except
(A) any such proceeds used as a basis for a prepayment in respect of the then-outstanding notes issued under the Note Agreement pursuant to Paragraph 4A or 4B thereof and (B) any proceeds from the sale of stock to the Company or any of its Subsidiaries on or after the Commencement Date; plus (4) the net cash proceeds received by the Company or any Restricted Subsidiary from the sale, after the Commencement Date, of any convertible debt security which has been converted into stock of the Company or a Restricted Subsidiary, except (A) any such proceeds used as a basis for a prepayment in respect of the then-outstanding notes issued under the Note Agreement pursuant to Paragraph 4A or 4B thereof and (B) any proceeds from the sale of such convertible debt security to the Company or any of its Subsidiaries; plus (5) any return of capital from Unrestricted Subsidiaries or Restricted Investments received by the Company or any Restricted Subsidiary on or after the Commencement Date, less

         (b) the sum of all Restricted Investments and all Restricted Payments made on or after the Commencement Date.

         There shall not be included in Restricted Payments or in any computation of Consolidated Net Earnings Available for Restricted Payments and Restricted Investments (w) dividends paid or declared by the Company or any of the Restricted Subsidiaries in respect of stock thereof held by any Person, or distributions made to any Person, in stock of the Company or any Restricted Subsidiary; (x) exchanges of stock of one or more classes of the Company or any Restricted Subsidiary for common stock of the Company or such Restricted Subsidiary, as the case may be, or for stock of the Company or such Restricted Subsidiary, as the case may be, of the same class, except to the extent that cash or other value is paid by the Company or a Restricted Subsidiary in such exchange; or (y) dividends paid or declared in respect of stock held by, or distributions made to, or redemptions, purchases or other acquisitions of stock made from, the Company or a wholly-owned Restricted Subsidiary. The term "stock" as used in this Section 9.6 shall include warrants, options to purchase stock and redeemable rights.

         9.7. Lien and Other Restrictions. The Company will not and will not permit any Restricted Subsidiary to:

         (a) Liens. Create, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except Permitted Encumbrances and:

                 (1) Liens for taxes or assessments or other governmental charges or levies not yet due or which are being actively contested in good faith by appropriate proceedings;

                 (2) Liens (including mechanics' and materialmen's liens, landlord liens, easements, rights-of-way or the like) incidental to the conduct of its business or the ownership of its property and assets which are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than advances or credit on open account, includable in current liabilities, for goods and services in the ordinary course of business and on terms and conditions which are customary in the oil, gas and mineral exploration and development business) or the guaranteeing of the obligations of another Person, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

                 (3) Liens for lessor's royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other similar burdens, production sales contracts, division orders, contracts for the sale, purchase, exchange, or processing of hydrocarbons, unitization and pooling designations, declarations, orders and agreements, operating agreements, agreements of development, area of mutual interest agreements, gas balancing or deferred production agreements, processing agreements, plant agreements, pipeline gathering and transportation agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the oil, gas and mineral exploration and development business or in the business of processing gas and gas condensate production for the extraction of products therefrom, if the net cumulative effect of such burdens does not operate to reduce the net revenue interest of any oil and gas properties to less than (A) the "Net Revenue Interest" set forth in the Most Recent Engineering Report for those oil and gas properties included in the Most Recent Engineering Report or (B) the net revenue interest so acquired for those oil and gas properties acquired after the date of the Most Recent Engineering Report; provided that such Liens are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than advances or credit on open account, includable in current liabilities, for goods and services in the ordinary course of business and on terms and conditions which are customary in the oil, gas and mineral exploration and development business) or the guaranteeing of the obligations of another Person;

                 (4) Liens described in Schedule II securing Debt of the Company or a Restricted Subsidiary set forth in Schedule II;

                 (5) Liens existing on any real property of any Person at the time such Person becomes a Restricted Subsidiary, or any Liens existing prior to the time of acquisition upon any real property acquired by the Company or any Restricted Subsidiary through purchase, merger or consolidation or otherwise, whether or not the obligation secured by such Lien is assumed by the Company or such Restricted Subsidiary; provided that except as otherwise permitted by





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
Section 9.7(a), any such Lien (A) shall not encumber any other property of the Company or any Restricted Subsidiary and (B) shall not have been created or modified in any respect in anticipation of such Person's becoming a Restricted Subsidiary or in anticipation of the acquisition by the Company or any Restricted Subsidiary of the real property subject thereto (other than to reflect the assumption of such Lien or other ministerial acts relating thereto);

                 (6) Liens placed on property at the time of acquisition, construction, development or improvement thereof, or created in respect of such property within six months after the time of acquisition thereof or the commencement of construction, development or improvement thereof, as the case may be, to secure all or a portion of (or to secure Debt incurred to pay all or a portion of) the purchase price of such acquisition, or the cost of such construction, development or improvement, as the case may be; provided that (A) such property is not and shall not thereby become encumbered in an amount in excess of the lesser of the cost or fair market value thereof; (B) except as otherwise permitted in Section 9.7(a), any such Lien shall not encumber any other property of the Company or a Restricted Subsidiary, and (C) any such Lien shall not encumber property of the Company or a Restricted Subsidiary for the purpose of securing an obligation of the Company or a Restricted Subsidiary or securing a Guaranty by the Company or any Restricted Subsidiary in connection with the sale, exchange, transfer or other disposition by the Company or a Restricted Subsidiary of net profits interests; provided that the Company or a Restricted Subsidiary may assign all or part of the proceeds of production of property in which a net profits interest has been granted to secure its obligation to make net profits interests payments therefrom; and provided further that any such Lien shall not encumber any other property of the Company or any Restricted Subsidiary;

                 (7) Liens on the capital stock of a Restricted Subsidiary acquired after the Commencement Date by the Company or a Restricted Subsidiary and created or assumed contemporaneously with such acquisition, to secure Debt assumed or incurred to finance all or a part of the purchase price of such acquisition;

                 (8)      Liens on the capital stock of an Unrestricted
Subsidiary;

                 (9) Liens on property of the Company or a Restricted Subsidiary to secure Debt assumed or incurred in the form of Capitalized Lease Obligations or industrial revenue bonds, pollution control bonds or similar tax-exempt financings; provided that any such Lien shall not encumber any property of the Company or a Restricted Subsidiary other than the property the acquisition or construction of which is financed or refinanced, in whole or in part, with proceeds from such Debt;

                 (10) any Lien renewing or extending any Lien permitted by clauses (4), (5), (6), (7), (8), or (9) above; provided that the principal amount of the Debt secured thereby is not increased and such Lien is not extended to other property; and





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
                 (11) other Liens on any property of the Company or a Restricted Subsidiary securing any Debt of the Company or a Restricted Subsidiary permitted by the last sentence of Section 9.11.

         (b) Sale of Less than Substantially All Assets. Sell, exchange, transfer or otherwise dispose of part, but less than all or substantially all, of their respective assets, unless

                 (1) such sale, exchange, transfer or other disposition is made in the ordinary course of business (including abandonments, farm-ins, farm-outs, leases and subleases of developed or undeveloped properties owned or held by the Company or any Restricted Subsidiary that are made or entered into in the ordinary course of business, but excluding, however, any sale of net profits interests in developed oil and gas properties); or

                 (2) after giving effect to such sale, exchange, transfer or other disposition, (A) the aggregate net book value of (i) all assets of the Company and the Restricted Subsidiaries (including the sale of net profits interests in developed oil and gas properties) sold, exchanged, transferred or otherwise disposed of (on a consolidated basis) (but excluding assets sold, exchanged, transferred or otherwise disposed of in the ordinary course of business pursuant to Section 9.7(b)(1)) during the period of 12 consecutive months immediately preceding such sale, exchange, transfer or other disposition and (ii) the assets of all Restricted Subsidiaries, the stock of which have been sold or otherwise disposed of pursuant to Section 9.7(c)(2)(A) during such 12-month period shall not exceed 10% of Consolidated Net Tangible Assets of the Company and the Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding or coinciding with such sale, exchange, transfer or other disposition, and (B) the assets described in the foregoing clause (A) shall not have contributed more than 10% of EBITDA of the Company and the Restricted Subsidiaries for the four most recently completed fiscal quarters taken as a single accounting period; or

                 (3) after giving effect to such sale, exchange, transfer or other disposition, (A) the aggregate net book value of (i) all assets of the Company and the Restricted Subsidiaries (including the sale of net profits interests in developed oil and gas properties) sold, exchanged, transferred or otherwise disposed of (on a consolidated basis) (but excluding assets sold, exchanged, transferred or otherwise disposed of pursuant to Section 9.7(b)(1) and (2)) during the period of 12 consecutive months immediately preceding such sale, exchange, transfer or other disposition and (ii) the assets of all Restricted Subsidiaries, the stock of which has been sold or otherwise disposed of pursuant to Section 9.7(c)(2)(B) during such 12-month period, shall not exceed 10% of Consolidated Net Tangible Assets of the Company and the Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding or coinciding with such sale, exchange, transfer or other disposition; (B) the assets described in the foregoing clause (A) shall not have contributed more than 10% of EBITDA for the four most recently completed fiscal quarters taken as a single accounting period, and (C) within six months after such sale, exchange, transfer or other disposition, the net proceeds thereof are applied toward, or the exchange results in, (1) the acquisition by the Company or a

Restricted Subsidiary of (i) assets which have an aggregate fair market value at least equal to the net proceeds received by the Company and the Restricted Subsidiaries from such sale, exchange, transfer or other disposition; (ii) if the assets so sold, exchanged, transferred or otherwise disposed of were located in the United States of America or Canada, the assets acquired are located in the United States of America or Canada, and (iii) the assets so acquired are of a type usual and customary in the oil and gas business; provided that no Liens shall at any time exist on the assets so acquired which secure any Debt except as permitted by Section 9.7(a)(1), (2), (3) or (11) or
(2) the prepayment of an aggregate principal amount of all Obligations plus accrued interest thereon in accordance with this Agreement or the payment of an aggregate principal amount of other Funded Debt (other than Funded Debt subordinate in right of payment to the Obligations) plus accrued interest and premium, if any, in either case in an amount at least equal to the aggregate net proceeds that the Company or a Restricted Subsidiary receives from the sale, exchange, transfer or other disposition of such assets.

         (c) Sale of Stock of Restricted Subsidiaries. Sell or otherwise dispose of, or part with control of, any shares of stock of any Restricted Subsidiary, except (1) to the Company or another wholly-owned Restricted Subsidiary and (2) that all shares of stock of any Restricted Subsidiary at the time owned by the Company and all Restricted Subsidiaries may be sold as an entirety for a cash consideration which represents the fair market value (as determined in good faith by the Board of Directors of the Company) at the time of sale of the shares of stock so sold; provided that for purposes of this exception:

                 (A) (i) the net book value of the assets of such Restricted Subsidiary together with (x) the net book value of the assets of any other Restricted Subsidiary the stock of which was sold during the preceding 12-month period and (y) the net book value of the assets of the Company and all Restricted Subsidiaries sold, exchanged, transferred or otherwise disposed of pursuant to Section 9.7(b)(2) during the preceding 12-month period, does not represent more than 10% of Consolidated Net Tangible Assets as of the end of the fiscal quarter immediately preceding or coinciding with such sale, exchange, transfer or other disposition and (ii) the earnings of such Restricted Subsidiary together with (x) the earnings of any other Restricted Subsidiary the stock of which was sold or otherwise disposed of pursuant to the exception described in this clause (A) during the preceding 12-month period and
(y) the earnings attributable to the assets sold, exchanged, transferred or otherwise disposed of pursuant to Section 9.7(b)(2) during such 12-month period, do not represent more than 10% of EBITDA for the four most recently completed fiscal quarters taken as a single accounting period; and provided further that, at the time of such sale, such Restricted Subsidiary shall not own, directly or indirectly, any shares of stock of the Company or any other Restricted Subsidiary unless all of the shares of stock of such other Restricted Subsidiary owned, directly or indirectly, by the Company and all Restricted Subsidiaries are simultaneously being sold as permitted by the exception described in this clause (A); or

                 (B) (i) the net book value of the assets of such Restricted Subsidiary together with (x) the net book value of the assets of any other Restricted Subsidiary the stock of which was sold during the preceding 12-month period and (y) the net book value of the assets of the Company and any Restricted Subsidiary sold, exchanged, transferred or otherwise disposed of pursuant to Section 9.7(b)(3) during the preceding 12-month period, does not represent more than 10% of the Consolidated Net Tangible Assets as of the end of the fiscal quarter immediately preceding or coinciding with such sale, exchange, transfer or other disposition; (ii) the earnings of such Restricted Subsidiary together with (x) the earnings of any other Restricted Subsidiary the stock of which was sold or otherwise disposed of pursuant to the exception described in this clause (B) during the preceding 12-month period and (y) the earnings attributable to the assets sold, exchanged, transferred or otherwise disposed of pursuant to Section 9.7(b)(3) during such 12-month period, do not represent more than 10% of EBITDA for the four most recently completed fiscal quarters taken as a single accounting period, and (iii) within six months after such sale or other disposition, the proceeds thereof are applied toward (i) the acquisition by the Company or a Restricted Subsidiary of (1) assets which have an aggregate fair market value at least equal to the net proceeds received by the Company and the Restricted Subsidiaries from such sale or other disposition and (2) the assets so acquired are of a type usual and customary in the oil and gas business; provided that no Liens shall at any time exist on the assets so acquired which secure any Debt except as permitted by Section 9.7(a)(1), (2), (3) or (11), or (ii) the prepayment of an aggregate principal amount of all Obligations in accordance with this Agreement or the payment of an aggregate principal amount of other Funded Debt (other than Funded Debt subordinate in right of payment to the Obligations) plus accrued interest and premium, if any, in either case in an amount at least equal to the aggregate net proceeds that the Company or a Restricted Subsidiary receives from the sale or other disposition; and provided further that, at the time of such sale or other disposition, such Restricted Subsidiary shall not own, directly or indirectly, (y) any shares of stock of the Company or any other Restricted Subsidiary unless all of the shares of stock of such other Restricted Subsidiary owned, directly or indirectly, by the Company and all Restricted Subsidiaries are simultaneously being sold as permitted by the exception described in this clause (B).

         (d) Merger and Sale of All or Substantially All Assets. Merge or consolidate with or into any other Person or convey, exchange, transfer or otherwise dispose of all or a substantial part of its assets (i.e., assets which could not otherwise be disposed of pursuant to Section 9.7(b)(2) or (3)) to any Person except that

                 (1) any wholly-owned Restricted Subsidiary may merge with the Company (provided that the Company shall be the continuing or surviving corporation) or with any one or more other wholly-owned Restricted Subsidiaries;

                 (2) any Restricted Subsidiary may sell, exchange, transfer or otherwise dispose of any of its assets to the Company or to a wholly-owned Restricted Subsidiary;

                 (3) any Restricted Subsidiary may sell, exchange, transfer or otherwise dispose of all or substantially all of its assets subject to the conditions and provisions specified in Sections 9.7(b)(2) and (3);

                 (4) any Restricted Subsidiary may merge into or consolidate with any Person which does not thereupon become a Restricted Subsidiary, subject to the conditions and provisions specified in Section 9.7(c) with respect to a sale or other disposition of the stock of such Restricted Subsidiary;

                 (5) any Restricted Subsidiary may permit any Person to be merged into such Restricted Subsidiary or may consolidate with or merge into a Person which thereupon becomes a Restricted Subsidiary; provided that immediately after any such merger or consolidation, neither any Default nor any Borrowing Base Deficiency shall have occurred and be continuing;

                 (6) the Company may permit any Person to be merged into the Company (such that the Company shall be the continuing or surviving corporation); and

                 (7) the Company may permit any corporation to consolidate with the Company and the Company may merge into or otherwise dispose of its assets as an entirety or substantially as an entirety to any solvent corporation organized under the laws of the United States of America or any state thereof and having at least 80% of its consolidated assets located in the United States of America and Canada which expressly assumes in writing the due and punctual performance of the obligations of the Company under the Credit Documents, to the same extent as if such successor or transferee corporation had originally executed the Credit Documents in the place of the Company (it being agreed that such assumption shall, upon the request of any Bank and at the expense of such successor or transferee corporation, be evidenced by the exchange of such Bank's Note for another Note executed by such successor or transferee corporation, with such changes in phraseology and form as may be appropriate but in substance of like terms as the Note surrendered for such exchange and of like unpaid principal amount, and that each Note executed pursuant to this Agreement after such assumption shall be executed by and in the name of such successor or transferee corporation);

provided that for purposes of Sections 9.7(d)(6) and (7) immediately after such merger, consolidation, sale or other disposition, and after giving effect thereto, neither any Default nor any Borrowing Base Deficiency shall have occurred and be continuing. As soon as practicable, and in any event at least 75 days prior to the proposed consummation date of any merger, consolidation, sale or other disposition described in Section 9.7(d)(7), the Company shall give written notice thereof to each Bank describing in reasonable detail the proposed transaction, the date on which it is proposed to be consummated and the identity, jurisdiction of organization, and geographic composition of assets of the proposed successor or transferee corporation. No disposition by the Company of its assets as an entirety or substantially as an entirety under
Section 9.7(d)(7) shall release the Company as the maker of the Notes from its liability as obligor thereon.





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
         No disposition by the Company of its assets as an entirety or substantially as an entirety under Section 9.7(d)(7) shall release the Company as the maker of the Notes from its liability as obligor thereon.

         (e) Sale and Leaseback. Enter into any Sale and Leaseback Transaction unless:

                 (1) the net sales proceeds received by the Company or a Restricted Subsidiary in respect of the assets sold pursuant to such Sale and Leaseback Transaction are greater than or equal to the fair market value of the assets sold (which determination shall be based upon a written opinion (the cost of which shall be borne exclusively by the Company) as to valuation from an independent valuation expert selected by the Company) and such proceeds are concurrently applied to (A) the purchase, acquisition, development or construction of assets having a value at least equal to such net proceeds, and to be used in the Company's or such Restricted Subsidiary's business; provided that no Liens shall at any time exist on such assets which secure any Debt except as permitted by Section 9.7(a)(1), (2), (3) or (11); (B) the prepayment in accordance with this Agreement of any aggregate principal amount of all the Obligations (plus accrued interest and premium, if any) at least equal to the amount of such net proceeds; or (C) the payment of other Funded Debt (other than Funded Debt subordinate in right of payment to the Obligations) in an aggregate principal amount at least equal to the amount of such net sales proceeds; or

                 (2) the Sale and Leaseback Transaction involves the sale of assets by the Company to a wholly-owned Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another wholly-owned Restricted Subsidiary; provided that if the Company is the seller under any such Sale and Leaseback Transaction, its lease obligations thereunder shall be subordinated to the Funded Debt represented by the Notes upon terms set forth on Schedule V.

         (f) Transactions with Affiliates. Except for the Other Transactions, or as provided in the second paragraph of Section 9.6, directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise, (1) any Affiliate (except any employee compensation benefit plan or any Restricted Subsidiary) or (2) any Person (other than a Restricted Subsidiary) in which an Affiliate or the Company (directly or indirectly) owns, beneficially or of record, 5% or more of the outstanding voting stock or similar equity interest, except that (A) any Affiliate may be a director, officer or employee of the Company or any Restricted Subsidiary and may be paid reasonable compensation in connection therewith and (B) acts and transactions that would otherwise be prohibited by this subsection may be performed or engaged in if upon terms not less favorable to the Company or any Restricted Subsidiary than if no relationship described in clauses (1) and (2) above existed.

         (g) Tax Consolidation. Except as provided for in the Tax Allocation Agreement or the Spin-Off Tax Indemnification Agreement, the Company will not, and will not permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person





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unless such other Person shall have agreed in writing with the Company that the
Company's or such Subsidiary's liability with respect to taxes as a result of the filing of any such consolidated income tax return with such Person shall not be materially greater, nor the receipt of any tax benefits materially less, than they would have been had the Company and its Subsidiaries continued to file a consolidated income tax return with the Company as the parent corporation.

         9.8. Issuance of Stock by Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary (either directly or indirectly, by the issuance of rights or options for, or securities convertible into, such shares) to issue, sell or otherwise dispose of any shares of any authorized but unissued or treasury class of such Restricted Subsidiary's stock (other than directors' qualifying shares) except to the Company or another Restricted Subsidiary.

         9.9. Consolidated Net Worth. The Company will not permit Consolidated Net Worth (a) on any date before January 1, 2000, to be less than $115,000,000 and (b) on January 1, 2000 or on any date thereafter to be less than the sum of (i) $115,000,000 plus (ii) to the extent positive, 20% of Consolidated Net Earnings for each fiscal year beginning with the fiscal year beginning January 1, 1999 and ending on the last day of the fiscal year most recently ended; provided, that the covenant contained in this Section 9.9 may be modified from time to time as the corresponding covenant in the Note Agreement is modified (such modification to occur, if at all, on or before 30 days after modification of the corresponding covenant in the Note Agreement) and will cease to apply when that corresponding covenant ceases to apply.

         9.10.   Interest Coverage.  The Company will not permit the ratio of
(a) EBITDA for the four fiscal quarters then most recently ended to (b) Fixed Charges on Total Debt of the Combined Group for that period to be less than
3.00 to 1.00.

         9.11. Total Debt and Special Debt. The Company will not at any time create, incur, assume or suffer to exist any Total Debt of the Combined Group other than Total Debt of the Combined Group which does not at any time exceed the product of (a) 3.00 times (b) Adjusted EBITDA for the four consecutive fiscal quarters then most recently ended; provided, that the covenant contained in this sentence may be modified from time to time as the corresponding covenant in the Note Agreement is modified (such modification to occur, if at all, on or before 30 days after modification of the corresponding covenant in the Note Agreement) and "3.00" shall be changed to be "3.50" when that corresponding covenant ceases to apply. The aggregate principal amount of Special Debt shall not exceed 15% of Consolidated Net Worth.

         9.12. Covenants in Other Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, become a party to or agree that it or any of its property is bound by any indenture, mortgage, deed of trust or any other agreement or instrument directly or indirectly:





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         (a)     restricting any loans, advances or any other investments to or in the Company by any of its Subsidiaries;

         (b) restricting the ability of any Subsidiary of the Company to make tax payments or management fee payments to the Company; or

         (c) restricting the ability or capacity of any Subsidiary of the Company to make dividend payments or distributions to the Company.

         Section 10.      Defaults.

         10.1. Events of Default. If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

         (a) the Company shall fail to pay any principal of any Loan, Reimbursement Obligation, fee or other principal amount payable hereunder or under any other Credit Document as and when due, or shall fail to pay any interest on any amount hereunder or under any other Credit Document for more than three days after the date due; or

         (b) any member of the Combined Group shall default in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto; or any member of the Combined Group shall fail to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to any stated maturity; or any member of the Combined Group shall fail to pay any Guaranty relating to Debt for borrowed money in accordance with its terms; provided, in each case, that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration shall occur and be continuing shall exceed $15,000,000; and provided, further that a default for purposes of this Section 10.1(b) shall not be deemed to exist by reason of the acceleration of the maturity of any such obligation solely by reason of a default in the performance of a term or condition in any agreement or instrument under or by which such obligation is created, evidenced or secured, which term or condition restricts the right of the Company or any other Person to sell, pledge or otherwise dispose of any margin stock (as such term is defined in Regulation U of the Board) held by the Company or such other Person; or





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         (c)     any representation or warranty made by the Company or any of its officers in any Credit Document or in any other writing furnished to the Agent or any Bank in connection with any Credit Document shall prove to have been false or misleading in any material respect on the date as of which it was made; or

         (d) the Company shall default in the performance of any of its obligations under Sections 9.6 through 9.12; or the Company shall default in the performance of any of its obligations under Section 9.1(i) and such default shall not be remedied within 15 days after any executive officer of the Company obtains actual knowledge thereof; or

         (e) the Company shall default in the performance of any of its obligations in any Credit Document other than those specified elsewhere in this
Section 10.1 and such default shall not be remedied within 30 days after any executive officer of the Company obtains actual knowledge thereof; or

         (f) any member of the Combined Group shall make an assignment for the benefit of creditors; generally fail to pay its debts as such debts become due; or admit in writing its inability to generally pay its debts as such debts become due; or

         (g) a Governmental Authority shall enter any decree or order for relief in respect of any member of the Combined Group under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, whether now or hereafter in effect (herein called the "Bankruptcy Law"); or

         (h) any member of the Combined Group shall petition or apply for or consent to the appointment of, or taking possession by, a trustee, receiver, custodian, sequestrator, liquidator or other similar official of or for itself or any substantial part of its assets, or shall commence a voluntary case under any Bankruptcy Law or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Restricted Subsidiary) relating to any member of the Combined Group under any Bankruptcy Law; or

         (i) any such petition or application referred to in Section 10.1(h) shall be filed, or any such proceeding referred to in Section 10.1(h) shall be commenced, against any member of the Combined Group and such member of the Combined Group by any act shall indicate its approval thereof, consent thereto or acquiescence therein; or an order, judgment or decree shall be entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree shall remain unstayed and in effect for more than 60 consecutive days; or

         (j) any order, judgment or decree shall be entered in any proceedings against any member of the Combined Group decreeing the dissolution or liquidation of any member of the





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Combined Group and such order, judgment or decree shall remain unstayed and in effect for more than the appeal time provided by law; or

         (k) any order, judgment or decree shall be entered in any proceedings against any member of the Combined Group decreeing a split-up of such member of the Combined Group which requires (1) the divestiture of assets which exceed, or the divestiture of the stock of a Restricted Subsidiary whose assets exceed, 10% of Consolidated Net Tangible Assets as of the end of the fiscal quarter immediately preceding or coinciding with such divestiture or (2) the divestiture of assets or stock of a Restricted Subsidiary which shall have contributed more than 10% of EBITDA for the four most recently completed fiscal quarters, and such order, judgment or decree shall remain unstayed and in effect for more than 60 consecutive days; or

         (l) any judgment or order, or series of judgments or orders, for the payment of money in an amount in excess of $15,000,000 shall be rendered against any member of the Combined Group and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within the appeal time provided by law from the date of entry thereof, or such member of the Combined Group shall not, within said appeal time, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

         (m) the Company or any ERISA Affiliate shall fail to pay when due any amount or amounts aggregating in excess of $15,000,000 which it shall have become liable to pay with respect to any Plan; or notice of intent to terminate a Plan or Plans (other than a multiemployer plan under Section 4001(a)(3) of ERISA) having aggregate Unfunded Liabilities in excess of $15,000,000 shall be filed under Title IV of ERISA by the Company or any ERISA Affiliate, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Plan or Plans (other than a multiemployer plan under Section 4001(a)(3) of ERISA) having aggregate Unfunded Liabilities in excess of $15,000,000 or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Company or any ERISA Affiliate to enforce
Section 515 or 4219(c)(5) of ERISA; or the Company or any ERISA Affiliate shall incur a complete or partial withdrawal liability under Title IV of ERISA in an annual amount in excess of $2,000,000 (and in the aggregate $15,000,000 in connection with any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan or Plans having aggregate Unfunded Liabilities in excess of $15,000,000 must be terminated; or there shall occur any event or condition that might reasonably constitute grounds for the termination of any Plan or Plans having aggregate Unfunded Liabilities in excess of $15,000,000 or with respect to such Plan or Plans either the imposition of any liability in excess of $15,000,000 (other than contributions in the ordinary course) or any Lien provided under Section 4068 of ERISA securing an amount in excess of $15,000,000 on any property of the Company or any ERISA Affiliate; provided, however, that any amounts owing by SFER pursuant to the Monterey ERISA Indemnification Agreement shall be deducted from the





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dollar threshold amounts set forth above in determining whether any such condition or event constitutes an Event of Default under this paragraph; or

         (n) one or more demands for payment is made upon the Company by SFER or its successor or any other Person pursuant to the Spin-Off Tax Indemnification Agreement and such demands exceed $15,000,000 in the aggregate; or

         (o) one or more demands for payment are made upon the Company by SFER or any other Person pursuant to the Original Spin-Off Tax Indemnification Agreement, which payments, if made, would exceed $15,000,000 in the aggregate; or

         (p)     any Change of Control shall occur;

THEREUPON: (I) the Agent may with the consent of the Required Banks (and, if directed by the Required Banks, shall) do any or all of the following: (a) declare the Commitments terminated (whereupon the Commitments shall be terminated); (b) terminate any Letter of Credit pursuant to which such termination is permitted; (c) declare the unpaid amount of the Loans (principal and accrued and unpaid interest) and all Reimbursement Obligations, fees and other amounts payable under the Credit Documents to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without notice (including notice of acceleration and notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly WAIVED by the Company to the extent permitted by law; provided that in the case of the occurrence of an Event of Default with respect to the Company referred to in Section 10.1(g) through (i), the Commitments shall be automatically terminated and the unpaid amount of the Loans (principal and accrued and unpaid interest) and all Reimbursement Obligations, fees and all other amounts payable under the Credit Documents shall be and become automatically and immediately due and payable, without notice (including notice of intent to accelerate and to the extent permitted by the law, notice of acceleration) and without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly WAIVED by the Company; and (d) require Cover for all Letter of Credit Liabilities; (II) each Bank may exercise its rights of offset against each account and all other property of the Company in the possession of such Bank, which right is hereby granted by the Company to the Banks; and (III) the Agent and each Bank may exercise any and all other rights available to them pursuant to the Credit Documents, at law and in equity.

         Section 11.      The Agent.

         11.1. Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent under the Credit Documents with such powers as are specifically delegated to the Agent by the terms thereof, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this Section 11 shall include





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reference to its Affiliates and its own and its Affiliates' officers, directors, employees and agents) (a) shall have no duties or responsibilities except those expressly set forth in the Credit Documents and shall not by reason of any Credit Document be a trustee or fiduciary for any Bank; (b) shall not be responsible to any Bank for any recitals, statements, representations or warranties contained in any Credit Document, or in any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Credit Document or any other document referred to or provided for therein or any property covered thereby or for any failure by the Company or any other Person to perform any of its obligations thereunder; (c) shall not be required to initiate or conduct any enforcement, litigation or collection proceedings hereunder or under any Credit Document except to the extent requested by the Required Banks (and Section 11.7 shall apply), and (d) SHALL NOT BE RESPONSIBLE TO ANY BANK FOR ANY ACTION taken or omitted to be taken by it under any Credit Document or any other document or instrument referred to or provided for therein or in connection therewith, INCLUDING ANY SUCH ACTION PURSUANT TO ITS OWN NEGLIGENCE, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Without in any way limiting any of the foregoing, each Bank acknowledges that the Agent shall have no greater responsibility in the operation of the Letters of Credit than is specified in the Uniform Customs and Practice of Documentary Credits (1993 Revision, International Chamber of Commerce Publication No. 500).

         11.2. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, facsimile, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (which may be counsel for the Company), independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by any Credit Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with instructions of the Required Banks, and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

         11.3. Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the nonpayment of Loans, Reimbursement Obligations, Commitment Fee or Letter of Credit Fee) unless it has received notice from a Bank or the Company specifying such Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such nonpayment). The Agent shall (subject to Sections 11.7 and 12.5) take such action with respect to such Default as shall be directed by all Banks or the Required Banks, as appropriate, and within its rights under the Credit Documents and at law or in equity; provided that, unless and until the Agent shall have received such directions, the Agent may with the consent of the Required Banks (but shall not be obligated to) take such action, or refrain from taking such action, permitted hereby with respect to such Default as it shall deem





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advisable in the best interests of the Banks and within its rights under the
Credit Documents, at law or in equity, and shall be fully protected in doing so.

         11.4. Rights as a Bank. With respect to its Commitment, Loans and Letter of Credit Liabilities, Chase in its capacity as a Bank hereunder shall have the same rights and powers under the Credit Documents as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust, letter of credit, agency or other business with the Company (and any of its Affiliates) as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Company and its Affiliates (in addition to the fees heretofore agreed to between the Company and the Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Banks. Without limiting the rights and remedies of the Banks specifically set forth herein, no other Bank by virtue of being a Bank hereunder shall have any interest in any such activities, any present or future guaranty by or for the account of the Company, any present or future offset exercised by the Agent in respect of any such other activities, or any present or future property at any time taken as security for any such other activities; provided, however, that if any payment in respect of such guaranties or such property or the proceeds thereof shall be applied to the Obligations, each Bank shall be entitled to share in such application pro rata according to its portion of the Obligations.

         11.5. INDEMNIFICATION. THE BANKS SHALL INDEMNIFY THE AGENT AND EACH OTHER INDEMNIFIED PERSON (TO THE EXTENT NOT REIMBURSED UNDER SECTION 12.3 OR 12.4, BUT WITHOUT LIMITING THE OBLIGATIONS OF THE COMPANY UNDER SAID SECTIONS
12.3 AND 12.4), RATABLY IN ACCORDANCE WITH THEIR RESPECTIVE COMMITMENT PERCENTAGES, FOR ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND AND NATURE WHATSOEVER (INCLUDING THE CONSEQUENCES OF THE NEGLIGENCE OF THE AGENT OR ANY OTHER INDEMNIFIED PERSON) WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE AGENT OR ANY INDEMNIFIED PERSON IN ANY WAY RELATING TO OR ARISING OUT OF ANY CREDIT DOCUMENT (AS DEFINED HEREIN) OR ANY OTHER DOCUMENTS CONTEMPLATED BY OR REFERRED TO THEREIN OR THE TRANSACTIONS CONTEMPLATED BY ANY CREDIT DOCUMENT (INCLUDING THE COSTS AND EXPENSES WHICH THE COMPANY IS OBLIGATED TO PAY UNDER SECTIONS 12.3 AND 12.4 BUT EXCLUDING, UNLESS A DEFAULT OR A BORROWING BASE DEFICIENCY HAS OCCURRED AND IS CONTINUING, NORMAL ADMINISTRATIVE COSTS AND EXPENSES INCIDENT TO THE PERFORMANCE OF ITS DUTIES UNDER THE CREDIT DOCUMENT) OR THE ENFORCEMENT OF ANY OF THE TERMS OF ANY CREDIT DOCUMENT OR OF ANY SUCH OTHER DOCUMENTS; PROVIDED





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THAT NO BANK SHALL BE LIABLE FOR ANY OF THE FOREGOING TO THE EXTENT THEY ARISE
FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PARTY TO BE INDEMNIFIED. The obligations of the Banks under this Section 11.5 shall survive the termination of this Agreement.

         11.6. Non-Reliance on the Agent and Other Banks. Each Bank agrees that it has received current financial information with respect to the Company and its Subsidiaries and that it has, independently and without reliance on the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. The Agent shall not be required to keep itself informed as to the performance or observance by the Company of any Credit Document or any other document referred to or provided for therein or to inspect the property or books of the Company or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent under the Credit Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Company (or any of its Affiliates) which may come into the possession of the Agent.

         11.7. Failure to Act. Except for action expressly required of the Agent under the Credit Documents, the Agent shall in all cases be fully justified in failing or refusing to act under the Credit Documents unless it shall have received further assurances to its satisfaction by the Banks of their indemnification obligations under Section 11.5 against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

         11.8. Resignation or Removal of the Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Company, and the Agent may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, the retiring Agent may, on behalf of the Banks, appoint a successor Agent. Any successor Agent shall be a bank which has an office in the United States and a combined capital and surplus of at least $250,000,000 and with its deposits insured by the FDIC. Upon the acceptance of any such appointment, the successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Credit Documents. Such successor Agent shall promptly specify its Principal Office referred to in Sections 3.1 and 5.1 by notice to the Company and the Banks. After any retiring Agent's





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resignation or removal hereunder as the Agent, the provisions of this Section
11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

         11.9. WAIVER. THE BANKS CONSENT TO CHASE'S SERVING AS AGENT UNDER THE CREDIT AGREEMENT DATED AS OF NOVEMBER 13, 1996, BY AND AMONG SANTA FE ENERGY RESOURCES, INC., THE FINANCIAL INSTITUTIONS PARTY THERETO AND CHASE AS THE AGENT, AS AMENDED, MODIFIED, SUPPLEMENTED AND RESTATED AND FROM TIME TO TIME IN EFFECT (THE "SANTA FE CREDIT AGREEMENT"), WAIVE ANY CONFLICT OF INTEREST IN CONNECTION THEREWITH, AND AGREE THAT CHASE MAY MAKE DECISIONS AND DETERMINATIONS AND MAY EXERCISE OR REFRAIN FROM EXERCISING ITS RIGHTS AND REMEDIES AS THE AGENT UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND UNDER THE SANTA FE CREDIT AGREEMENT (AND THE AGREEMENTS IN CONNECTION THEREWITH), AND AT LAW, ALL AS CHASE MAY IN ITS SOLE DISCRETION (WHICH MAY BE EXERCISED ARBITRARILY) FROM TIME TO TIME DEEM APPROPRIATE.

         Section 12.      Miscellaneous.

         12.1. Waiver. No waiver of any Default shall be a waiver of any other Default. No failure on the part of the Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in the Credit Documents are cumulative and not exclusive of any remedies provided by law or in equity.

         12.2. Notices. All notices and other communications provided for in the Credit Documents (including any modifications of, or waivers or consents under, this Agreement) shall be in writing and (a) delivered against receipt therefor, (b) sent by overnight courier (such as Federal Express), charges prepaid, (c) mailed by registered or certified mail, return receipt requested, postage prepaid, or (d) given or made by telegraph, telecopy (confirmed by mail), cable or other writing, in each case addressed to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a notice to the Company and the Agent given in accordance with
this Section 12.2.   Except as otherwise provided in this Agreement, all such
communications shall be deemed to have been duly given when delivered; on the Business Day following delivery to an overnight courier; when transmitted before 5 p.m. on a Business Day by telecopier or delivered to the telegraph or cable office (when transmitted after 5 p.m. on a Business Day, at 9 a.m. on the next Business Day); or on the second Business Day after its deposit in the mails; provided, however, that notices required or





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permitted by Section 5.5 shall be effective only when actually received by the
Agent.  Actual notice shall always be effective.

         12.3. Expenses. Whether or not any Loan is ever made or any Letter of Credit ever issued, the Company shall pay or reimburse on demand each of the Banks and the Agent for paying: (a) the reasonable fees and expenses of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., special counsel to the Agent, in connection with (1) the preparation, execution and delivery of the Credit Documents (including exhibits and schedules) and the making of the Loans and the issuance of Letters of Credit hereunder and (2) any modification, supplement or waiver of any of the terms of any Credit Document; (b) all reasonable out-of-pocket costs and expenses of the Banks or the Agent (including cost of preparing an Independent Engineering Report and reasonable counsels' fees) in connection with any Event of Default or the enforcement of any Credit Document; (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of any Credit Document or any other document referred to therein;
(d) all costs, expenses, taxes, assessments and other charges incurred in connection with any filing or registration contemplated by any Credit Document or any document referred to therein; and (e) reasonable expenses of due diligence and syndication, and mutually agreed advertising and marketing costs.

         12.4.   INDEMNIFICATION.

         (I) TO THE FULLEST EXTENT PERMITTED BY LAW, THE COMPANY SHALL INDEMNIFY THE AGENT (INCLUDING THE AGENT WHEN ACTING AS ISSUER OF LETTERS OF CREDIT), EACH BANK AND EACH OTHER INDEMNIFIED PERSON FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, COSTS, EXPENSES, CLAIMS OR DAMAGES TO WHICH ANY OF THEM MAY BECOME SUBJECT, REGARDLESS OF AND INCLUDING LOSSES, LIABILITIES, COSTS, EXPENSES, CLAIMS AND DAMAGES ARISING FROM THE NEGLIGENCE OF THE AGENT OR THE BANKS OR ANY OTHER INDEMNIFIED PERSON, INSOFAR AS SUCH LOSSES, LIABILITIES, COSTS, EXPENSES, CLAIMS OR DAMAGES ARISE OUT OF OR IN CONNECTION WITH (A) ANY ACTUAL OR PROPOSED USE BY THE COMPANY OF THE PROCEEDS OF ANY EXTENSION OF CREDIT UNDER THIS AGREEMENT; (B) ANY BREACH BY THE COMPANY OF ANY CREDIT DOCUMENT (AS DEFINED HEREIN); (C) ANY VIOLATION BY THE COMPANY OR ANY OF ITS SUBSIDIARIES OF ANY LEGAL REQUIREMENT, INCLUDING, WITHOUT LIMITATION, APPLICABLE ENVIRONMENTAL LAWS; (D) ANY ENVIRONMENTAL CLAIMS OR (E) ANY INVESTIGATION, LITIGATION OR OTHER PROCEEDING (INCLUDING ANY THREATENED INVESTIGATION OR PROCEEDING) RELATING TO ANY OF THE FOREGOING, AND THE COMPANY SHALL REIMBURSE EACH INDEMNIFIED PERSON, UPON DEMAND, FOR ANY EXPENSES (INCLUDING REASONABLE LEGAL FEES) INCURRED IN CONNECTION





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WITH ANY SUCH INVESTIGATION OR PROCEEDING; BUT EXCLUDING ANY SUCH LOSSES,
LIABILITIES, CLAIMS, DAMAGES, COSTS OR EXPENSES INCURRED BY SUCH INDEMNIFIED PERSON BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.

         (II) TO THE FULLEST EXTENT PERMITTED BY LAW, THE COMPANY SHALL INDEMNIFY THE AGENT (INCLUDING THE AGENT WHEN ACTING AS ISSUER OF LETTERS OF CREDIT), AND EACH OTHER INDEMNIFIED PERSON FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, COSTS, EXPENSES, CLAIMS OR DAMAGES TO WHICH ANY OF THEM MAY BECOME SUBJECT, REGARDLESS OF AND INCLUDING LOSSES, LIABILITIES, COSTS, EXPENSES, CLAIMS AND DAMAGES ARISING FROM THE NEGLIGENCE OF THE AGENT OR THE BANKS OR ANY OTHER INDEMNIFIED PERSON, IN CONNECTION WITH THE EXECUTION AND DELIVERY OR TRANSFER OF OR PAYMENT OR FAILURE TO PAY UNDER ANY LETTER OF CREDIT, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES WHICH THE AGENT, OR SUCH OTHER INDEMNIFIED PERSON, AS THE CASE MAY BE, MAY INCUR (WHETHER INCURRED AS A RESULT OF ITS OWN NEGLIGENCE OR OTHERWISE) BY REASON OF OR IN CONNECTION WITH THE FAILURE OF ANY OTHER BANK (WHETHER AS A RESULT OF ITS OWN NEGLIGENCE OR OTHERWISE) TO FULFILL OR COMPLY WITH ITS OBLIGATIONS TO THE AGENT OR ANY BANK, AS THE CASE MAY BE, WITH RESPECT TO SUCH LETTER OF CREDIT HEREUNDER (BUT NOTHING HEREIN CONTAINED SHALL AFFECT THE RIGHTS THE COMPANY MAY HAVE AGAINST SUCH DEFAULTING BANK); BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, COSTS OR EXPENSES INCURRED BY SUCH INDEMNIFIED PERSON BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.

         (III) The obligation of the Company to provide indemnification under this Section 12.4 for fees and expenses of counsel shall be limited to the reasonable fees and expenses of one counsel in each jurisdiction representing all of the Persons entitled to such indemnification, except to the extent that, in the reasonable judgment of any such Indemnified Person, the existence of actual or potential conflicts of interest make representation of all of such indemnified Persons by the same counsel inappropriate; in such a case, the Person exercising such judgment shall be indemnified for the reasonable fees and expenses of its separate counsel to the extent provided in this Section
12.4 without giving effect to the first clause of this sentence. Nothing in this Section 12.4 is intended to limit the obligations of the Company under any other provision of this Agreement.

         12.5. Amendments, Etc. No amendment or waiver (including any waiver of any condition precedent to the issuance of any Letter of Credit set forth in
Section 7.2) of any provision of any





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Credit Document, nor any consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Required Banks and the Company, as appropriate, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by each Bank affected thereby, do any of the following: (a) increase the Commitment of any of the Banks or subject any Bank to any additional obligation; (b) reduce the principal of, or interest on, any Loan, Reimbursement Obligation, fee or other sum to be paid under any Credit Document; (c) postpone any scheduled date fixed for any payment of principal of, or interest on, any Loan, Reimbursement Obligation, fee or other sum to be paid under any Credit Document; (d) change the percentage of the Aggregate Commitment, or of the aggregate unpaid principal amount of any of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Agreement or any other Credit Document; or (e) change any provision contained in Sections 2.3, 5.2, 5.7, 6, 12.3 or 12.4 or
this Section 12.5.   Anything in this Section 12.5 to the contrary, no
amendment, waiver or consent shall be made with respect to Section 11 without the consent of the Agent.

         12.6.   Successors and Assigns.

         (a) This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the Company, the Agent and the Banks and their respective successors and assigns. The Company may not assign or transfer any of its rights or obligations under any of the Credit Documents without the prior written consent of all of the Banks.

         (b) Each Bank may sell participations to any Person in all or part of its Loans, Reimbursement Obligations, Note and Commitment, in which event, without limiting the foregoing, the provisions of Section 6 shall inure to the benefit of each purchaser of a participation (but any recovery upon the occurrence of any of the events or circumstances described in Section 6 by any purchaser of a participation on account of such participation shall be limited to such purchaser's share (pro rata according to the ratio of the participations held by such purchaser and Loans, Reimbursement Obligations, Note and Commitment sold to other purchasers or retained by the selling Bank) of any recovery achieved by such purchaser's transferor Bank upon the occurrence of such events or circumstances) and the pro rata treatment of payments, as described in Section 5.2, shall be determined as if such Bank had not sold such participation. In the event any Bank shall sell any participation, (1) the Company, the Agent and the other Banks shall continue to deal solely and directly with such selling Bank in connection with such selling Bank's rights and obligations under the Credit Documents (including the Note held by such selling Bank); (2) such Bank shall retain the sole right and responsibility to enforce the obligations of the Company under the Credit Documents, including the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document other than amendments, modifications or waivers with respect to (A) any fees payable hereunder to the Banks and (B) the amount of principal or the rate of interest payable on, or the dates fixed for the scheduled repayment of principal of, the Loans,





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Reimbursement Obligations and other sums to be paid to the Banks under the
Credit Documents, and (3) the Company agrees, to the fullest extent it may effectively do so under applicable law, that any participant of a Bank may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such participant were a direct holder of Loans and Reimbursement Obligations if such Bank has previously given notice of the sale of such participation to the Company.

         (c) Each Bank may assign to one or more Banks or Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement and the other Credit Documents (including all or a portion of its Commitment and the same portion of the Loans and Letter of Credit Advances at the time owing to it and of its outstanding Letter of Credit Liabilities at the time and the Note held by it); provided that (1) other than in the case of an assignment to a Person at least 50% owned by the assignor Bank, or by a common parent of both, or to another Bank, the Agent and the Company must give their respective prior written consent, which consent will not be unreasonably withheld; (2) the aggregate amount of the Commitment, Loans and outstanding Letter of Credit Liabilities of the assigning Bank subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Agent) shall in no event be less than $10,000,000 (or $1,000,000 in the case of an assignment between Banks) (except for certain exceptions approved by the Company and the Agent or where all of a Bank's Commitment, Loans and outstanding Letter of Credit Liabilities are being assigned) and shall be in an amount that is an integral multiple of $1,000,000 (except for certain exceptions approved by the Company and the Agent or where all of a Bank's Commitment, Loans and outstanding Letter of Credit Liabilities are being assigned); and (3) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in its records, an Assignment Agreement with blanks appropriately completed, together with the Note subject to such assignment and a processing and recordation fee of $2,500 (for which the Company shall have no liability except in the case of assignments required by the Company pursuant to Section 6.1, 6.3, 6.6 or 6.7, in which case such fee shall be paid by the Company). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment Agreement, which shall be at least five Business Days after the date of execution thereof (unless otherwise agreed by the parties thereto and the Agent), (A) the assignee thereunder shall be a party to this Agreement and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Bank under the Credit Documents, and (B) the Bank making such assignment shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement and the other Credit Documents (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall be entitled to the benefit of this Agreement and the other Credit Documents for matters occurring during the time it was a Bank under this Agreement.

         (d) By executing and delivering an Assignment Agreement, the assigning Bank and the assignee thereunder confirm to and agree with each other and the other parties to this Agreement as





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follows:  (1) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Document; (2) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under any Credit Document; (3) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements of the Company previously delivered by the Company in accordance herewith and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (4) such assignee will, independently and without reliance upon the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents; (5) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of the Credit Documents are required to be performed by it as a Bank.

         (e) The Agent shall maintain at its office a copy of each Assignment Agreement delivered to it and a record of the names and addresses of the Banks and the Commitment of, and the principal amount of the Loans and Letter of Credit Advances owing to, and the outstanding Letter of Credit Liabilities of, each Bank from time to time. The entries in such record shall be conclusive, in the absence of manifest error, and the Company, the Agent and the Banks may treat each Person the name of which is recorded therein as a Bank hereunder for all purposes of the Credit Documents. Such records shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

         (f) Upon its receipt of an Assignment Agreement executed by an assigning Bank and the assignee thereunder together with the Note subject to such assignment, any required consent to such assignment and the fee payable in respect thereto, the Agent shall, if such Assignment Agreement has been completed with blanks appropriately filled, (1) accept such Assignment Agreement; (2) record the information contained therein in its records, and (3) give prompt notice thereof to the Company. Contemporaneously with the receipt by the Agent of an Assignment Agreement, the Company, at its own expense, shall execute and deliver to the Agent in exchange for each surrendered Note a new Note payable to the order of such assignee in an amount equal to the Commitment and/or Loans assumed by it pursuant to such Assignment Agreement and, if the assigning Bank has retained any Commitment and/or Loans hereunder, a new Note payable to the order of the assignor Bank in an amount equal to the Commitment and/or Loans retained by it. Such new Notes shall be in an aggregate face amount equal to the face amount of each surrendered Note,





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shall be dated the effective date of such Assignment Agreement and shall otherwise be in substantially the form of the surrendered Note. Thereafter, the surrendered Note shall be marked canceled and returned to the Company.

         (g) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 12.6, disclose to the assignee or participant or proposed assignee or participant any information relating to the Company furnished to such Bank by or on behalf of the Company.

         (h) Notwithstanding anything herein to the contrary, each Bank may pledge and assign all or any portion of its rights and interests under the Credit Documents to any Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

         (i) All transfers of any interest in any Note hereunder shall be in compliance with all federal and state securities laws, if applicable. Notwithstanding the foregoing sentence, however, the parties to this Agreement do not intend that any transfer under this Section 12.6 be construed as a "purchase" or "sale" of a "security" within the meaning of any applicable federal or state securities laws.

         (j) Notwithstanding any other provision of this Section 12.6 (except subsection (h)), Chase and its Affiliates may not make any assignment of their rights hereunder which would reduce their aggregate Commitment Percentages below 10%.

         12.7.   Survival; Termination; Reinstatement.

         (a) In addition to the other provisions of the Credit Documents expressly stated to survive the termination of this Agreement, the obligations of the Company under Sections 6, 12.3 and 12.4 and the last sentence of this
Section 12.7 and the obligations of the Banks under Sections 11.5, 12.8 and
12.12 shall survive the termination of this Agreement.

         (b) This Agreement shall terminate upon (i) the full and final payment of all Notes and Reimbursement Obligations, (ii) the expiry of all Letters of Credit, (iii) the termination of all Commitments and (iv) the payment of all non-contingent amounts due under the Credit Documents. Notwithstanding the foregoing, if all conditions to the termination of this Agreement set forth in this Section 12.7(b) shall have been satisfied other than the expiry of all Letters of Credit, and all outstanding Letters of Credit shall have been fully Covered or shall be backed by a letter of credit in Proper Form issued by an issuer acceptable to the Issuer in its sole discretion, the Company shall in such event no longer be required to comply with Section 9.

         (c) If at any time all or any part of any payment previously applied by the Agent or any Bank to any Loan, Reimbursement Obligation or other sum hereunder is or must be returned by or





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
recovered from the Agent or such Bank for any reason (including the order of any bankruptcy court), to the extent permitted by law, the Credit Documents shall automatically be reinstated to the same effect as if such prior application had not been made, and the Company shall indemnify the Agent or such Bank against, and save and hold the Agent and such Bank harmless from, any required return by or recovery from the Agent or such Bank of any such payment because of its being deemed preferential under any applicable Legal Requirement or for any other reason.

         12.8. Limitation of Interest. The parties to the Credit Documents intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 12.8 shall govern and control over every other provision of any Credit Document which conflicts or is inconsistent with this Section 12.8, even if such provision declares that it controls. To the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest and (b) all interest at any time contracted for, taken, reserved, retained, charged or received shall be amortized, prorated, allocated and spread, in equal parts, during the full term of the Loans and the Commitments. In no event shall the Company or any other Person be obligated to pay, or the Agent or any Bank have any right or privilege to reserve, take, receive or retain, any interest in excess of the maximum amount of nonusurious interest permitted under applicable law. If the term of any of the Notes is shortened by reason of acceleration of maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason the Agent or any Bank at any time, including the stated maturity, is owed or receives (and/or has reserved, taken or received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to the Agent or such Bank, it shall be credited pro tanto against the then-outstanding principal balance of the Company's obligations to the Agent or such Bank, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

         12.9. Captions. Captions and section headings appearing in the Credit Documents are included solely for convenience and shall not be considered in construing the Credit Documents.

         12.10. Counterparts. Each Credit Document may be executed in any number of identical counterparts, and by the parties on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts together shall constitute but one and the same agreement.





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
         12.11.  GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY
TRIAL.

         (A) EXCEPT TO THE EXTENT OTHERWISE SPECIFIED IN THE CREDIT DOCUMENTS, EACH CREDIT DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (TO THE EXTENT PERMITTED BY LAW, OTHER THAN ITS CONFLICT OF LAW RULES) AND THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE COMPANY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. THE COMPANY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CT CORPORATION SYSTEM, WITH OFFICES ON THE DATE HEREOF AT 1633 BROADWAY, NEW YORK, NEW YORK 10019 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONSES, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH OR THE COMPANY DESIRES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT, THE COMPANY AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN THE STATE OF NEW YORK ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE AGENT UNDER THIS AGREEMENT. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF THE AGENT, ANY BANK OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO THE EXTENT PERMITTED BY LAW TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE TO PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.

         (B) TO THE EXTENT PERMITTED BY LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE NEW YORK





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
COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         (C) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED BY ANY CREDIT DOCUMENT.

         12.12. Confidentiality. Each Bank agrees to exercise its best efforts to keep any information delivered or made available by the Company to it (including any information obtained pursuant to Section 9.1) which is clearly indicated to be confidential information, confidential from anyone other than Persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans or the Letters of Credit; provided that nothing herein shall prevent any Bank from disclosing such information (a) to any other Bank, (b) pursuant to subpoena or upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank, (d) which has been publicly disclosed, (e) to the extent reasonably required in connection with any litigation to which the Agent, any Bank, or their respective Affiliates may be a party, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Credit Document, (g) to such Bank's legal counsel and independent auditors and (h) to any actual or proposed participant or assignee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 12.12. Each Bank will promptly notify the Company of any information that it is required or requested to deliver pursuant to clause (b) or (c) (other than, with respect to clause (c) only, in connection with a regulatory review in the ordinary course of business) of this
Section 12.12 and, if the Company is not a party to any such litigation, clause
(e) of this Section 12.12.

         12.13. Entire Agreement. This Agreement and the other Credit Documents embody the entire agreement among the parties with respect to their subject matter and supersede all prior proposals, agreements and understandings related to the subject matter of this Agreement and the other Credit Documents.

         12.14. Construction. The parties agree that this Agreement and the other Credit Documents were negotiated agreements and accordingly no presumption shall attach based on the identity of the drafting party.

         12.15. Severability. Whenever possible, each provision of the Credit Documents shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of any





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Credit Document shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of such Credit Document shall not be affected or impaired thereby.

         12.16. Release. The Company hereby RELEASES, DISCHARGES AND ACQUITS FOREVER the Agent, the Banks and their respective officers, directors, trustees, agents, employees and counsel (in each case, past, present or future) from any and all Claims existing as of the date hereof (or the date of actual execution hereof by the applicable person or entity, if later). As used herein, the term "Claim" shall mean any and all liabilities, claims, defenses, demands, actions, causes of action, judgments, deficiencies, interest, liens, costs or expenses (including court costs, penalties, attorneys' fees and disbursements and amounts paid in settlement) of any kind and character whatsoever, including claims for usury, breach of contract, breach of commitment, negligent misrepresentation or failure to act in good faith, in each case whether now known or unknown, suspected or unsuspected, asserted or unasserted or primary or contingent, and whether arising out of written documents, unwritten undertakings, course of conduct, tort, violations of laws or regulations or otherwise in each case to the extent, but only to the extent, such matters relate to the Credit Documents or any of the other documents, instruments and other agreements described in this Agreement or any related document, instrument or agreement to any of the foregoing and the transactions evidenced and contemplated by any of the foregoing.

         12.17. Existing Credit Facility Terminated. By their execution and delivery hereof, the Company and the other parties to the Existing Credit Facility terminate the Existing Credit Facility (except for the portions thereof which are stated therein to survive the termination thereof).

         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed and delivered.


                                       MONTEREY RESOURCES, INC.,
                                       a Delaware corporation


                                       By:
                                          -------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------

                                       Address for Notices:

                                       Monterey Resources, Inc.
                                       5201 Truxtun Avenue, Suite 100
                                       Bakersfield, California  93309
                                       Telecopy:  (805) 864-3050
                                       Attention:  Treasurer

Commitment:                            THE CHASE MANHATTAN BANK,
$125,000,000                           Individually and as Administrative Agent



                                       By:
                                          -------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------


                                       Address for Notices:
Domestic and Eurodollar
Lending Offices:                       The Chase Manhattan Bank
                                       c/o Texas Commerce Bank National
                                           Association
The Chase Manhattan Bank               707 Travis, 5 TCBN-86
One Chase Manhattan Plaza, 8th Floor   Houston, Texas 77002
New York, NY 10081                     Telephone:  (713) 216-4316
Attn:  Vincent Siino, Agency Services  Telecopy:  (713) 216-4117
Telephone:  (212) 552-7423             Attention:  James C. Nicholas
Telecopy:  (212) 552-5777
Telex:  62910                          The Chase Manhattan Bank
Answerback:  CMBUW                     One Chase Manhattan Plaza, 8th Floor
                                       New York, New York 10081
The Chase Manhattan Bank               Telephone:  (212) 552-7423
707 Travis Street                      Telecopy:  (212) 552-5777
5th Floor North                        Attention:  Vincent Siino, Agency
Houston, Texas 77002                       Services
Attn:  Peter Licalzi
Telephone:  (713) 216-8869
Telecopy:  (713) 216-8870

Commitment:                            UNION BANK OF SWITZERLAND
$75,000,000                            (HOUSTON AGENCY),
                                       Individually and as Co-Arranger



                                       By:
                                          -------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------


                                       By:
                                          -------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------

                                       Address for Notices:
Domestic and Eurodollar
Lending Offices:
                                       -----------------------------------

----------------------------------     -----------------------------------

----------------------------------

----------------------------------
Attn:
     -----------------------------
Telephone:
          ------------------------
Telecopy:
         -------------------------
Telex:
      ----------------------------
Answerback:
           -----------------------